UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
BAKER HUGHES INCORPORATED

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BAKER HUGHES INCORPORATED
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 29, 2010

To the Stockholders of Baker Hughes Incorporated:

The Annual Meeting of the Stockholders of Baker Hughes Incorporated (“Company,” “Baker Hughes,” “we,” “us” or “our”) will be held at the Plaza Banquet Room located at 2777 Allen Parkway, Houston, Texas on Thursday, April 29, 2010, at 9:00 a.m., Central Daylight Time, for the purpose of considering and voting on:

1. Election of Directors;

2. Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2010;

3. Management Proposal No. 1 regarding the Approval of an Amendment to our Certificate of Incorporation that would enable 25% of our Stockholders to Call Special Meetings;

4. Stockholder Proposal No. 1 regarding Majority Vote Standard for Director Elections; and

5. Such other business as may properly come before the meeting and any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed February 25, 2010 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the meeting and any reconvened meeting after an adjournment thereof, and only holders of Common Stock of the Company of record at the close of business on that date will be entitled to notice of, and to vote at, that meeting or a reconvened meeting after an adjournment.

You are invited to attend the meeting in person. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning it as soon as possible in the enclosed postage prepaid envelope in order that your vote may be cast at the Annual Meeting. You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy.

By order of the Board of Directors,

Sandra E. Alford
Corporate Secretary
Houston, Texas
          , 2010

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE (i) VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET, OR (ii) IF YOU RECEIVED A PAPER COPY, THEN SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

PROXY STATEMENT

Proxy Statement	1
Voting Securities	3
Proposal No. 1 Election of Directors	4
Corporate Governance	9
Security Ownership of Management	13
Charitable Contributions	14
Section 16(a) Beneficial Ownership Reporting Compliance	14
Certain Relationships and Related Transactions	14
Compensation Discussion and Analysis	15
Executive Compensation	34
Summary Compensation	34
Grants Of Plan-Based Awards	36
Outstanding Equity Awards At Fiscal Year-End	37
Option Exercises And Stock Vested	39
Pension Benefits	39
NonQualified Deferred Compensation	39
Potential Payments Upon Termination or Change in Control	40
Director Compensation	55
Compensation Committee Report	56
Compensation Committee Interlocks and Insider Participation	56
Audit/Ethics Committee Report	57
Proposal No. 2 Ratification of the Company’s Independent Registered Public Accounting Firm	58
Fees Paid to Deloitte & Touche LLP	58
Proposal No. 3, Management Proposal No. 1 Regarding the Approval of an Amendment to our Certificate of Incorporation that would Enable 25% of our Stockholders to Call Special Meetings	60
Proposal No. 4, Stockholder Proposal No. 1 Regarding Majority Vote Standard For Director Elections	61
Annual Report	62
Incorporation by Reference	62
Stockholder Proposals	62
Other Matters	62
Annex A — Certificate of Amendment of Restated Certificate of Incorporation	A-1
Annex B — Baker Hughes Incorporated Corporate Governance Guidelines
Annex C — Charter of the Audit/Ethics Committee of the Board of Directors
Annex D — Guidelines for Membership on the Board of Directors

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (“Company,” “Baker Hughes,” “we,” “us” and “our”), to be voted at the Annual Meeting of Stockholders scheduled to be held on Thursday, April 29, 2010 and at any and all reconvened meetings after adjournments thereof.

Information About the Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted last year by the Securities and Exchange Commission (the “SEC”), we now furnish to our stockholders proxy materials, including our Annual Report to Stockholders, on the Internet. On or about          , 2010, we will send electronically an annual meeting package personalized with profile and voting information (“Electronic Delivery”) to those stockholders that have previously signed up to receive their proxy materials via the Internet. On or about          , 2010, we will begin mailing a Notice of Internet Availability of proxy materials (the “E-Proxy Notice”) to those stockholders that previously have not signed up to receive their proxy materials on the Internet. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the Annual Report to Stockholders. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Registered stockholders may also sign up to receive future proxy materials and other stockholder communications electronically instead of by mail. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. Visit http://www.bnymellon.com/shareowner/isd for additional information regarding electronic delivery enrollment. Stockholders with shares registered in their names with BNY Mellon Shareowner Services LLC may authorize a proxy by the Internet at the following Internet address: http://www.proxyvoting.com/bhi, or telephonically by calling BNY Mellon Shareowner Services LLC at 1-866-540-5760. Proxies submitted through BNY Mellon Shareowner Services LLC by the Internet or telephone must be received by 11:59 p.m. Eastern time (10:59 p.m. Central time) on April 28, 2010. The giving of a proxy will not affect your right to vote in person if you decide to attend the meeting.

The Company will bear the cost of any solicitation of proxies, whether by Internet or mail. In addition to solicitation, certain of the directors, officers and regular employees of the Company may, without extra compensation, solicit proxies by telephone, facsimile and personal interview. The Company has retained Laurel Hill Advisory Group to assist in the solicitation of proxies from stockholders of the Company for an anticipated fee of $8,500, plus out-of-pocket expenses.

A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by the Internet or telephone. This option is separate from that offered by BNY Mellon Shareowner Services LLC and should be reflected on the voting form from a bank or brokerage firm that accompanies this Proxy Statement. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the instructions on the voting form enclosed with the proxy from the bank or brokerage firm. Votes directed by the Internet or telephone through such a program must be received by BNY Mellon Shareowner Services LLC by 11:59 p.m. Eastern time (10:59 p.m. Central time) on April 28, 2010. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a proxy either on the Internet or use the voting form that accompanies this Proxy Statement. Requesting a proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by the Internet or by telephone with respect to your shares.

The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by the Internet should understand that there may be costs associated with electronic access, such as usage charges from access providers and telephone companies, and those costs must be borne by the stockholder.

Shares for which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted FOR the election of nominees listed herein as directors, FOR ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2010, FOR Management Proposal No. 1 regarding the Approval of an Amendment to our Certificate of Incorporation that would enable 25% of our Stockholders to Call Special Meetings and AGAINST Stockholder Proposal No. 1 regarding Majority Vote Standard for Director Elections.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Company’s Corporate Secretary, at the Company’s executive offices, a written revocation or a duly executed proxy bearing a later date. The executive offices of the Company are located at 2929 Allen Parkway, Suite 2100, Houston, Texas 77019. For a period of at least ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours at the Company’s executive offices by stockholders of record for proper purposes.

VOTING SECURITIES

The securities of the Company entitled to be voted at the Annual Meeting consist of shares of its Common Stock, par value $1.00 per share (“Common Stock”), of which           shares were issued and outstanding at the close of business on February 25, 2010. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter to be considered at the meeting.

Assuming a quorum is present at the Annual Meeting, either in person or represented by proxy, with respect to the election of directors, the director nominee with the most affirmative votes for a particular slot is elected for that slot, and the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for the approval of the ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2010, for the approval of Management Proposal No. 1, regarding the Approval of an Amendment to our Certificate of Incorporation that would enable 25% of our Stockholders to Call Special Meetings, and for the approval of Stockholder Proposal No. 1, regarding Majority Vote Standard for Director Elections. There will be no cumulative voting in the election of directors. Under Delaware law, abstentions are treated as present and entitled to vote and thus, will be counted in determining whether a quorum is present and will have the effect of a vote against a matter, except for the election of directors in which case an abstention will have no effect. Shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter (called “broker non-votes”), will be considered present for quorum purposes but not considered entitled to vote on that matter. Accordingly, broker non-votes will not have any impact on the vote on a matter.

On July 1, 2009, the SEC approved the New York Stock Exchange’s (“NYSE”) proposed rule change that eliminates broker discretionary voting in uncontested director elections; therefore, under the rules of the NYSE in effect at the time this Proxy Statement was filed, if you hold your shares through a broker, your broker is permitted to vote your shares on “routine” matters, which includes the ratification of the Independent Registered Public Accounting Firm, even if the broker does not receive instructions from you. The NYSE does not consider the election of directors, the approval of Management Proposal No. 1 or Stockholder Proposal No. 1 routine matters, so your broker may not vote your shares on these proposals without receiving instructions from you.

The following table sets forth information about the holders of the Common Stock known to the Company on February 25, 2010 to own beneficially 5% or more of the Common Stock, based on filings by the holders with the SEC. For the purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the SEC to mean generally the power to vote or dispose of securities regardless of any economic interest therein.

Name and Address	Shares	Percent

1.		%
2.		%
3.		%
4.		%

PROPOSAL NO. 1
ELECTION OF DIRECTORS

On August 30, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, BJ Services Company, a Delaware corporation (“BJ Services”), and BSA Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which BJ Services will be merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). The Merger Agreement and the Merger have been approved by the Board of Directors of both the Company and BJ Services. In the Merger, each issued and outstanding share of BJ Services’ common stock will be converted into the right to receive (i) 0.40035 shares of the Company’s common stock, par value $1.00 per share, and (ii) $2.69 per share in cash.

For more information regarding the Merger, you are urged to read the joint proxy statement/prospectus on Form S-4, which the Company and BJ Services filed with the SEC on October 14, 2009 and subsequently amended and filed with the SEC on December 21, 2009. These materials are not yet final and may be further amended. You are urged to read this joint proxy statement/prospectus, as amended, and any other relevant materials filed by the Company or BJ Services because they contain, and will contain, important information about the Company, BJ Services and the Merger. The preliminary materials filed on October 14, 2009, the subsequent amendments, and the definitive versions of these materials and other relevant materials (when they become available) and any other documents filed by the Company or BJ Services with the SEC, may be obtained free of charge from the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge from the Company’s website at www.bakerhughes.com.

Completion of the Merger is subject to customary closing conditions, including the approval of the stockholders of the Company and BJ Services. Although the Company expects the Merger to be completed during the first quarter of 2010, the actual closing date is not known at this time. Consequently, the Merger may not be completed prior to the Company’s Annual Meeting on April 29, 2010.

As of the date of this proxy statement, the Company’s Board of Directors consists of eleven directors, ten of whom are non-employee directors. The Merger Agreement includes an agreement that two members of the BJ Services Board of Directors be added to the Baker Hughes Board of Directors following completion of the Merger. J.W. Stewart and James L. Payne have been designated to become members of the Baker Hughes Board of Directors upon closing of the Merger. Therefore, if the Merger is completed prior to the Annual Meeting, a total of thirteen nominees will be voted upon at the Annual Meeting for election to the Board of Directors: eleven of the nominees will have served as directors since the last annual meeting and the remaining two will have been appointed to the Company Board of Directors upon closing of the Merger. If the Merger is not completed prior to the Annual Meeting, only the eleven incumbent directors will be voted upon for election to the Company Board of Directors. Accordingly, this proposal consists of two alternate slates of nominees for election as directors. One slate, consisting of thirteen nominees, will be voted on at the Annual Meeting if the Merger is completed prior to the Annual Meeting. The other slate, consisting of eleven nominees, will be voted on at the Annual Meeting if the Merger is not completed prior to the Annual Meeting. The Company requests your vote with respect to each of the two slates.

All directors will be elected at the Annual Meeting of Stockholders to serve for a one-year term expiring at the Annual Meeting of Stockholders expected to be held in April 2011. If the Merger is completed prior to the Annual Meeting, the proxyholders will vote FOR the thirteen persons listed below under the section “Company Nominees for Director Following Completion of the Merger,” unless contrary instructions are given. If the Merger is not completed prior to the Annual Meeting, the proxyholders will vote FOR the eleven persons listed below under the section “Company Nominees for Director Prior to Completion of the Merger,” unless contrary instructions are given.

If you sign your proxy card but do not give instructions with respect to the voting of directors and if the Merger is completed prior to the Annual Meeting, your shares will be voted for the thirteen persons recommended by the Board of Directors. If you sign your proxy card but do not give instructions with respect to the voting of directors and if the Merger is not completed prior to the Annual Meeting, your shares will be voted for the eleven persons recommended by the Board of Directors in that case. If you wish to give specific instructions with respect to the voting of directors, you must do so with respect to both the slate of thirteen persons who will be voted upon at the Annual Meeting if the Merger is completed prior to the Annual Meeting and the slate of eleven persons who will be voted upon at the Annual Meeting if the Merger is not completed prior to the Annual Meeting.

Company Nominees for Director Following Completion of the Merger

The following table sets forth each nominee director’s name, all positions with the Company held by the nominee, the nominee’s principal occupation, age and year in which the nominee first became a director of the Company. Each nominee director has agreed to serve if elected. If the Merger is completed prior to the Annual Meeting, the Board of Directors recommends a vote FOR the election to the Board of Directors of each of the following thirteen nominees. The Board of Directors has waived the retirement age for James L. Payne for one year, pursuant to the Company’s Bylaws:

			Director
Nominees	Principal Occupation	Age	Since

Larry D. Brady	Former Chairman of the Board and Chief Executive Officer of Intermec, Inc. (industrial technologies). Mr. Brady served as Chairman of Intermec from 2001 to 2007 and as Chief Executive Officer from 2000 to 2007. He served as President of Intermec from 1999 to 2001 and as Chief Operating Officer from 1999 to 2000. Mr. Brady served as President of FMC Corporation from 1993 to 1999. He served as a Vice President of FMC from 1984 to 1989, as Executive Vice President from 1989 to 1993 and was a director from 1989 to 1999. Mr. Brady is a director of Pactiv Corporation and a member of the Advisory Board of Northwestern University’s Kellogg School of Management.	67	2004

Clarence P. Cazalot, Jr.	President and Chief Executive Officer and Director since 2002 of Marathon Oil Corporation, formerly known as USX Corporation (diversified petroleum). He served as Vice Chairman of USX Corporation and President of Marathon Oil Company from 2000 to 2001. Mr. Cazalot was with Texaco Inc. from 1972 to 2000, and while at Texaco served in the following executive positions: President of Worldwide Production Operations of Texaco Inc. from 1999 to 2000; President of International Production and Chairman of London-based Texaco Ltd. from 1998 to 1999; President of International Marketing and Manufacturing from 1997 to 1998; President of Texaco Exploration and Production Inc. from 1994 to 1996; and President of Texaco’s Latin America/West Africa Division from 1992 to 1994. In 1992, he was named Vice President, Texaco. He is a director and Executive Committee member of both the U.S. Saudi Arabian Business Council and the American Petroleum Institute.	59	2002

Chad C. Deaton	Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated since February 1, 2008. Chairman of the Board and Chief Executive Officer from October 2004 to January 31, 2008. Mr. Deaton was President and Chief Executive Officer of Hanover Compressor Company (compression services) from 2002 through October 2004. He was a Senior Advisor to Schlumberger Oilfield Services (oilfield services) from 1999 to September 2001 and was an Executive Vice President from 1998 to 1999. Mr. Deaton is a director of Ariel Corporation. He is also a director of Junior Achievement of Southeast Texas, Houston Achievement Place, Greater Houston Partnership and a member of the Society of Petroleum Engineers Industry Advisory Council.	57	2004

			Director
Nominees	Principal Occupation	Age	Since

Edward P. Djerejian	Director of the James A. Baker III Institute for Public Policy at Rice University since 1994. Ambassador Djerejian served as U.S. Ambassador to Israel from 1993 to 1994. He served as Assistant Secretary of State for Near Eastern Affairs from 1991 to 1993. Ambassador Djerejian also served as U.S. Ambassador to the Syrian Arab Republic from 1988 to 1991, as Deputy Assistant Secretary of Near Eastern and South Asian Affairs from 1986 to 1988 and as Special Assistant to the President and Deputy Press Secretary for Foreign Affairs from 1985 to 1986. He is a director of Global Industries, Ltd. and Occidental Petroleum.	70	2001

Anthony G. Fernandes	Former Chairman, President and Chief Executive Officer of Phillip Services Corporation (diversified industrial services provider) from August 1999 to April 2002. He was Executive Vice President of ARCO (Atlantic Richfield Company) from 1994 to 1999, President of ARCO Coal, a subsidiary of ARCO, from 1990 to 1994 and Corporate Controller of ARCO from 1987 to 1990. Mr. Fernandes serves on the Boards of Black & Veatch, Cytec Industries and ABM Industries, Inc.	64	2001

Claire W. Gargalli	Former Vice Chairman, Diversified Search and Diversified Health Search Companies (executive search consultants) from 1990 to 1998. Ms. Gargalli served as President and Chief Operating Officer of Equimark from 1984 to 1990. During that period, she also served as Chairman and Chief Executive Officer of Equimark’s two principal subsidiaries, Equibank and Liberty Bank. Ms. Gargalli is a director of Praxair, Inc., Virginia National Bank and BioMotion Analytics. She is also a trustee emeritus of Carnegie Mellon University and Middlebury College.	67	1998

Pierre H. Jungels	President of the Institute of Petroleum until June 2003. From 1997 through 2001 Dr. Jungels served as a Director and Chief Executive Officer of Enterprise Oil, plc. In 1996, Dr. Jungels served as the Managing Director of Exploration and Production at British Gas plc. Dr. Jungels is Chairman of Rockhopper Exploration plc and Oxford Catalysts plc. He is also a director of Woodside Petroleum Ltd. and Imperial Tobacco Group plc. Various positions from 1974 to 1995 at PetroFina SA, including Executive Director from 1989 to 1995.	66	2006

James A. Lash	Chairman of Manchester Principal LLC and its predecessor company (high technology venture capital firm) since 1976. Former First Selectman, Greenwich, Connecticut (city government) from 2003 to 2007. Mr. Lash also served as Chairman and Chief Executive Officer of Reading Tube Corporation from 1982 to 1996. Mr. Lash is a director of the East West Institute and a trustee of the Massachusetts Institute of Technology.	65	2002

J. Larry Nichols	Chairman of the Board and Chief Executive Officer of Devon Energy Corporation (independent energy company). Mr. Nichols has served as Chairman of Devon Energy Corporation since 2000 and as Chief Executive Officer since 1980. Mr. Nichols serves as a director of SONIC Corp. as well as several trade associations relevant to the oil and gas exploration and production business.	67	2001

			Director
Nominees	Principal Occupation	Age	Since

H. John Riley, Jr.	Former Chairman of the Board of Cooper Industries, Ltd. (diversified manufacturer) from May 1996 to February 2006. He was Chief Executive Officer of Cooper Industries from 1995 to 2005. He was Executive Vice President, Operations of Cooper Industries from 1982 to 1992, Chief Operating Officer from 1992 to 1995 and President from 1992 to 2004. Mr. Riley is a director of The Allstate Corporation, Westlake Chemical Corporation, and Post Oak Bank, N.A. Mr. Riley also serves as a director of the National Association of Corporate Directors and as a trustee of the Museum of Fine Arts, Houston and Syracuse University.	69	1997

Charles L. Watson	Chairman CLW Investments, Inc. since 2009 (private investments), Chairman of Eagle Energy Partners from 2003 to 2009, Chairman of Wincrest Ventures, L.P. (private investments) since January 1994, Chairman of Collegiate Zone LP since 2004 and Chairman of Sigma Chi Foundation since 2005. Senior Advisor to EDF Trading North America LLC and Electricite de France during 2008 (energy marketing), Managing Director of Lehman Brothers from 2007 to 2008. Founder, Chairman and Chief Executive Officer of Dynegy Inc. (diversified energy) and its predecessor companies from 1985 to 2002. Mr. Watson is also a board member of Mainstream Renewable Power, Shona Energy Company, Inc., Baylor College of Medicine and Angeleno Investors, L.P.	60	1998

J.W. Stewart*	Chairman of the Board of Directors, President and Chief Executive Officer of BJ Services Company (pressure pumping services) from 1990 to 2010. Prior to 1990, Mr. Stewart held various management and staff positions with BJ Services Company and its predecessor company.	65	2010

James L. Payne*	Chairman and Chief Executive Officer of Shona Energy Company, Inc. (independent energy company) since 2006 and its predecessor Shona Energy Company, LLC formed in January 2005, Chairman, President and Chief Executive Officer of Nuevo Energy Company from 2001 to 2004, Chairman and Chief Executive Officer of Santa Fe Energy from 1990 until May 1999, Chief Executive Officer and Chairman of Santa Fe Snyder Corporation from 1999 to 2000, Vice Chairman and a director of Devon Energy Corporation from 2000 to 2001 and a director of BJ Services Company from 1999 to 2010. Mr. Payne is also a board member of Nabors Industries Ltd. and Global Industries, Ltd.	72	2010

*	To be appointed to the Board of Directors upon completion of the Merger pursuant to the Merger Agreement.

Company Nominees for Directors Prior to Completion of the Merger

If the Merger is not completed prior to the Annual Meeting, the Board of Directors recommends a vote FOR the election to the Board of Directors each of the following eleven nominees:

Larry D. Brady — See biography above.

Clarence P. Cazalot, Jr. — See biography above.

Chad C. Deaton — See biography above.

Edward P. Djerejian — See biography above.

Anthony G. Fernandes — See biography above.

Claire W. Gargalli — See biography above.

Pierre H. Jungels — See biography above.

James A. Lash — See biography above.

J. Larry Nichols — See biography above.

H. John Riley, Jr. — See biography above.

Charles L. Watson — See biography above.

Election Policy

It is the policy of the Board of Directors that any nominee for director who receives a “withhold” vote representing a majority of the votes cast for his or her election would be required to submit a letter of resignation to the Board’s Governance Committee. The Governance Committee would recommend to the Board whether or not the resignation should be accepted. Pursuant to the Company’s Bylaws, in case of a vacancy on the Board of Directors, a majority of the remaining directors will appoint a successor, and the director so appointed will hold office until the next annual meeting or until his or her successor is elected and qualified or until his or her earlier death, retirement, resignation or removal.

CORPORATE GOVERNANCE

The Company’s Board of Directors believes the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practice, which the Board and management believe promote this purpose, are sound and represent best practices. The Board periodically reviews these governance practices, Delaware law (the state in which the Company is incorporated), the rules and listing standards of the NYSE and SEC regulations, as well as best practices suggested by recognized governance authorities. The Board has established the Company’s Corporate Governance Guidelines as the principles of conduct of the Company’s business affairs to benefit its stockholders, which guidelines conform to the NYSE corporate governance listing standards and SEC rules. The Corporate Governance Guidelines are attached as Annex B to this Proxy Statement, posted under the “Corporate Governance” section of the Company’s website at www.bakerhughes.com/investor and are also available upon request to the Company’s Corporate Secretary.

Board of Directors

During the fiscal year ended December 31, 2009, the Board of Directors held ten meetings, the Audit/Ethics Committee held nine meetings, the Compensation Committee held five meetings, the Governance Committee held four meetings and the Finance Committee held five meetings. Each director attended more than 82% of the total number of meetings of the Company’s Board of Directors and of the respective Committees on which he or she served. During fiscal year 2009, each independent non-management director was paid an annual retainer of $75,000. The Lead Director received an additional annual retainer of $15,000. The Audit/Ethics Committee Chairman received an additional annual retainer of $20,000. Each of the other non-management Committee Chairmen received an additional annual retainer of $15,000. Each of the members of the Audit/Ethics Committee, excluding the Chairman, received an additional annual retainer of $10,000. Each of the members, excluding the Chairmen, of the Compensation, Finance and Governance Committees received an additional annual retainer of $5,000. Each non-management director also received annual non-retainer equity in a total amount of $200,000, in the form of (i) restricted shares of the Company’s Common Stock with a value of $140,000 issued in January of each year that generally will vest one-third on the annual anniversary date of the award (however, the restricted shares, to the extent not previously vested or forfeited, will become fully vested on the annual meeting of stockholders next following the date the non-management director attains the age of 72); and (ii) options to acquire the Company’s Common Stock with a value of $30,000 issued in each of January and July. The options will vest one-third each year beginning on the first anniversary date of the grant of the option. The Company previously provided benefits under a Directors Retirement Plan, which Plan remains in effect until all benefits accrued thereunder are paid in accordance with the current terms and conditions of that Plan. No additional benefits have been accrued under the Plan since December 31, 2001. Messrs. Djerejian, Fernandes, Nichols, Riley, Watson and Ms. Gargalli have accrued benefits under the Plan.

Director Independence

All members of the Board of Directors, other than the Chairman, President and Chief Executive Officer, Mr. Deaton, satisfy the independence requirements of the NYSE. In addition, the Board has adopted a “Policy for Director Independence, Audit/Ethics Committee Members and Audit Committee Financial Expert” (“Policy for Director Independence”) included as Exhibit C to the Corporate Governance Guidelines, which are attached as Annex B to this Proxy Statement. Such Policy supplements the NYSE independence requirements. Directors who meet these independence standards are considered to be “independent” as defined therein. The Board has determined that all the nominees for election at this Annual Meeting, other than Mr. Deaton, meet these standards. The Board of Directors has not yet made an independence determination with respect to J.W. Stewart and James L. Payne, the two BJ Services directors to be appointed to the Board of Directors upon completion of the Merger pursuant to the Merger Agreement, as discussed above on page 4.

Regularly Scheduled Executive Sessions of Non-Management Directors

Pursuant to the Corporate Governance Guidelines, executive sessions of independent non-management directors are held at every regularly scheduled meeting of the Board of Directors and at such other times as the Board deems appropriate. The Governance Committee reviews and recommends to the Board a director to serve as Lead Director during executive sessions. Currently, Mr. Riley serves as the Lead Director during the executive sessions of independent non-management directors.

Committees of the Board

The Board of Directors has, in addition to other committees, an Audit/Ethics Committee, a Compensation Committee and a Governance Committee. The Audit/Ethics, Compensation and Governance Committees are comprised solely of independent non-management directors in accordance with NYSE corporate governance listing standards. The Board of Directors adopted charters for the Audit/Ethics, Compensation and Governance Committees that comply with the requirements of the NYSE standards, applicable provisions of the Sarbanes-Oxley Act of 2002 (“SOX”) and SEC rules. Each of the charters has been posted and is available for public viewing under the “Corporate Governance” section of the Company’s website at www.bakerhughes.com/investor and are also available upon request to the Company’s Corporate Secretary.

Committee Memberships 2009
Audit/Ethics	Compensation	Executive	Finance	Governance

Anthony G. Fernandes(C)	H. John Riley, Jr. (C)	Chad C. Deaton (C)	Larry D. Brady (C)	Clarence P. Cazalot, Jr. (C)
Larry D. Brady	Edward P. Djerejian	Clarence P. Cazalot, Jr.	Claire W. Gargalli	Edward P. Djerejian
Clarence P. Cazalot, Jr.	Claire W. Gargalli	H. John Riley, Jr.	Pierre H. Jungels	Anthony G. Fernandes
James A. Lash	Pierre H. Jungels	Charles L. Watson	James A. Lash	H. John Riley, Jr.
J. Larry Nichols	J. Larry Nichols		Charles L. Watson	Charles L. Watson

(C)	Chairman of the referenced Committee.

Audit/Ethics Committee.  The Audit/Ethics Committee held nine meetings during fiscal year 2009. The Board of Directors has determined that each of the Audit/Ethics Committee members meet the NYSE standards for independence as well as those contained in the Company’s “Policy for Director Independence.” The Audit/Ethics Committee Charter is attached as Annex C to this Proxy Statement and can be accessed electronically under the “Corporate Governance” section of the Company’s website at www.bakerhughes.com/investor. The General Auditor and the Corporate internal audit function report directly to the Audit/Ethics Committee. The Company’s Corporate Audit Department sends written reports quarterly to the Audit/Ethics Committee on its audit findings and the status of its internal audit projects. The Audit/Ethics Committee provides assistance to the Board of Directors in overseeing matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the Company, the performance of the Company’s internal audit function, the review and pre-approval of the current year audit and non-audit fees and the Company’s risk analysis and risk management procedures. In addition, the Audit/Ethics Committee oversees the Company’s compliance programs relating to legal and regulatory requirements. The Audit/Ethics Committee has developed “Procedures for the Receipt, Retention and Treatment of Complaints” to address complaints received by the Company regarding accounting, internal controls or auditing matters. Such procedures are included as Exhibit F to the Corporate Governance Guidelines. The Corporate Governance Guidelines are attached as Annex B to this Proxy Statement, posted under the “Corporate Governance” section of the Company’s website at www.bakerhughes.com/investor and are also available upon request to the Company’s Corporate Secretary.

The Audit/Ethics Committee also is responsible for the selection and hiring of the Company’s Independent Registered Public Accounting Firm. To promote independence of the audit, the Audit/Ethics Committee consults separately and jointly with the Company’s Independent Registered Public Accounting Firm, the internal auditors and management.

The Board has reviewed the experience of the members of the Audit/Ethics Committee and has found that each member of the Committee meets the qualifications to be an “audit committee financial expert” under the SEC rules issued pursuant to SOX. The Board has designated Anthony G. Fernandes as the member of the Committee who serves as the “audit committee financial expert” of the Company’s Audit/Ethics Committee.

Compensation Committee.  The Compensation Committee held five meetings during fiscal year 2009. The Board of Directors has determined that the Compensation Committee members meet the NYSE standards for independence as well as those contained in the Company’s “Policy for Director Independence.” The Compensation Committee Charter can be accessed electronically under the “Corporate Governance” section of the Company’s website at www.bakerhughes.com/investor. The functions performed by the Compensation Committee include reviewing and approving Baker Hughes’ executive salary and bonus structure; reviewing Baker Hughes’ stock option plans (and approving grants thereunder), employee retirement plans and the employee stock purchase plan; setting bonus goals; approving salary and bonus awards to key executives; recommending incentive compensation and stock award plans for approval by stockholders; and reviewing management succession plans.

Governance Committee.  The Governance Committee held four meetings during fiscal year 2009. The Board of Directors has determined that the Governance Committee members meet the NYSE standards for independence as well as those contained in the Company’s “Policy for Director Independence.” A current copy of the Governance Committee Charter can be accessed electronically under the “Corporate Governance” section of the Company’s website at www.bakerhughes.com/investor. The functions performed by the Governance Committee include overseeing the Company’s corporate governance affairs, health, safety and environmental compliance functions, government relations and monitoring compliance with the Corporate Governance Guidelines. In addition, the Governance Committee proposes candidates for the Board of Directors, proposes candidates to fill vacancies on the Board, reviews the structure and composition of the Board, considers the qualifications required for continuing Board service and recommends directors’ compensation. The Governance Committee annually reviews the Company’s Policy Statement on Shareholders’ Rights Plans and reports any recommendations to the Board of Directors.

The Governance Committee has implemented policies regarding Board membership. The Governance Committee will consider candidates based upon the size and existing composition of the Board, the number and qualifications of candidates, the benefit of continuity on the Board and the relevance of the candidate’s background and experience to issues facing the Company. The criteria used for selecting directors are described in the Company’s “Guidelines for Membership on the Board of Directors,” included as Exhibit A to the Corporate Governance Guidelines, and are attached as Annex D to this Proxy Statement. In addition, the Company has established a formal process for the selection of candidates, as described in the Company’s “Selection Process for New Board of Directors Candidates” included as Exhibit B to the Corporate Governance Guidelines, and candidates are evaluated based on their background, experience and other relevant factors as described in the Guidelines for Membership on the Board of Directors. The Board and the Governance Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

The Governance Committee has established, in accordance with the Company’s Bylaws regarding stockholder nominees, a policy that it will consider director candidates recommended by stockholders. Recommendations that stockholders desire to make for the 2011 Annual Meeting should be submitted between October 15, 2010 and November 14, 2010 in accordance with the Company’s Bylaws and “Policy and Submission Procedures for Stockholder Recommended Director Candidates” included as Exhibit D to the Corporate Governance Guidelines, which are attached as Annex B to this Proxy Statement, posted under the “Corporate Governance” section of the Company’s website at www.bakerhughes.com/investor and are also available upon request to: Chairman, Governance Committee of the Board of Directors, P.O. Box 4740, Houston, Texas, 77210, or to the Corporate Secretary, c/o Baker Hughes Incorporated, 2929 Allen Parkway, Suite 2100, Houston, Texas, 77019. Such recommendations should be accompanied by the information required under the Company’s Bylaws for stockholder nominees and in accordance with the Company’s Policy and Submission Procedures for Stockholder Recommended Director Candidates.

In connection with the 2009 election of directors, the Company has not paid any fee during 2009 or 2010 to a third party to identify or evaluate or to assist in identifying or evaluating such nominees. In connection with the 2010 Annual Meeting, the Governance Committee did not receive any recommendation for a nominee proposed from any stockholder or group of stockholders.

Stock Ownership by Directors

Each independent non-management director is expected to own at least four times his or her annual retainer in Company Common Stock. Such ownership level should be obtained within a reasonable period of time following the director’s election to the Board. All independent non-management directors met this ownership requirement.

Stockholder Communications with the Board of Directors

The Company’s Annual Meeting provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Company’s Board of Directors on matters related to the Company. In accordance with the Company’s “Annual Meeting Director Attendance Policy,” which has been incorporated into the Corporate Governance Guidelines, all directors and nominees for election as directors are requested and encouraged to personally attend the Company’s Annual Meeting. All of the Company’s 2009 director nominees attended the Company’s 2009 Annual Meeting.

To provide the Company’s stockholders and other interested parties with a direct and open line of communication to the Company’s Board of Directors, a process has been established for communications with any member of the Board of Directors, including the Company’s Lead Director, the Chairman of any of the Company’s Governance Committee, Audit/Ethics Committee, Compensation Committee, or Finance Committee or with the independent non-management directors as a group. Stockholders may communicate with any member of the Board, including the Company’s Lead Director, the Chairman of any of the Company’s Governance Committee, Audit/Ethics Committee, Compensation Committee, or Finance Committee or with the independent non-management directors of the Company as a group, by sending such written communication to the Company’s Corporate Secretary, c/o Baker Hughes Incorporated, 2929 Allen Parkway, Suite 2100, Houston, Texas, 77019. The procedures for “Stockholder Communications with the Board of Directors” are also included as Exhibit E to the Corporate Governance Guidelines, which are attached as Annex B to this Proxy Statement, and can be accessed electronically under the “Corporate Governance” section of the Company’s website at www.bakerhughes.com/investor and are also available upon request to the Company’s Corporate Secretary.

Business Code of Conduct

The Company has a Business Code of Conduct that applies to all officers, directors and employees, which includes the code of ethics for the Company’s chief executive officer, chief financial officer, chief accounting officer or controller and all other persons performing similar functions within the meaning of the securities laws and regulations. Every year, each of these Company officers certify compliance with the Company’s Business Code of Conduct and the applicable NYSE and SOX provisions. The Company’s Business Code of Conduct and Code of Ethical Conduct Certification are posted under the “Corporate Governance” section of the Company’s website at www.bakerhughes.com/investor and are also available upon request to the Company’s Corporate Secretary.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is certain information with respect to beneficial ownership of the Common Stock as of February 25, 2010 by each director nominee, the persons named in the Summary Compensation Table below and the directors and executive officers as a group. The table includes transactions effected prior to the close of business on February 25, 2010.

Shares Beneficially Owned
Shares Subject to
		Options	Total
		Which Are or Will	Beneficial
	Shares	Become	Ownership
	Owned	Exercisable Prior to	as of	% of
Name	as of February 25, 2010	April 25, 2010	April 25, 2010	Class

Larry D. Brady
Clarence P. Cazalot, Jr.
Edward P. Djerejian
Anthony G. Fernandes
Claire W. Gargalli
Pierre H. Jungels
James A. Lash
J. Larry Nichols
H. John Riley, Jr.
Charles L. Watson
J.W. Stewart(1)
James L. Payne(1)
Chad C. Deaton
Peter A. Ragauss
Alan R. Crain
David H. Barr
Martin S. Craighead
John A. O’Donnell
All directors and executive officers as a group (26 persons)

(1)	Mr. Stewart and Mr. Payne will be voted upon for election to the Board of Directors at the Annual Meeting only if the Merger is completed prior to the Annual Meeting.

CHARITABLE CONTRIBUTIONS

During the fiscal year ended December 31, 2009, the Company did not make any contributions to any charitable organization in which an independent, non-management director served as an executive officer, that exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. SEC regulations require executive officers, directors, and greater than 10% beneficial owners to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors, the Company believes its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2009 with the exception of one late filing on Form 4 relating to one transaction for Derek Mathieson, Vice President and President of Products and Technology, filed on October 1, 2009 rather than July 22, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted procedures for review and approval or ratification of transactions with “related persons.” We subject the following related persons to these procedures: directors, director nominees, executive officers and any immediate family members of these persons.

The Board annually re-evaluates the independence of any related person for any transactions, arrangements or relationships, or any series of similar transactions, arrangements or relationships in which any director, director nominee, executive officer, or any immediate family member of those persons could be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

The Compensation Committee of our Board of Directors (the “Compensation Committee”) oversees our compensation programs and is charged with the review and approval of annual compensation decisions relating to our executives. Our compensation programs include programs that are designed specifically for (1) our most senior executives officers (“Senior Executives”), which include the Principal Executive Officer (“PEO”) and the other named executive officers in the Summary Compensation Table (the “NEOs”); (2) employees who are designated as executives of the Company (“Executives”), which includes the Senior Executives and (3) a broad base of Company employees.

No Compensation Committee member participates in any of the Company’s employee compensation programs in order to preserve their independence in making compensation decisions. However, the Compensation Committee members do receive grants of equity awards under the same program that covers the Senior Officers. Each year we review any and all relationships that each director serving on the Compensation Committee may have with us, and the Board of Directors reviews our findings. The Board of Directors has determined that none of the Compensation Committee members has any material business relationships with us.

The responsibilities of the Compensation Committee related to compensation decisions and policies include, among others, annually (i) reviewing and approving the Company’s general compensation strategies and objectives; (ii) reviewing and approving the Company’s goals and objectives relevant to the PEO’s compensation, evaluating the PEO’s performance in light of such goals and objectives, and determining the PEO’s compensation level based on this evaluation and other relevant information; (iii) reviewing and approving the individual elements of total compensation for the Senior Executives; (iv) reviewing with the PEO and the Board matters relating to management succession, including compensation-related issues, as well as maintaining and reviewing a list of potential successors to the PEO; (v) making recommendations to the Board regarding all employment agreements, severance agreements, change in control provisions and agreements and any special supplemental benefits applicable to the Executives; (vi) assuring that the Company’s incentive compensation program, including the annual and long-term incentive plans, is administered in a manner consistent with the Company’s compensation strategy in regards to participation, target awards, financial goals and actual awards paid to Senior Executives; (vii) approving and/or recommending to the Board new incentive compensation plans and equity-based compensation plans, and submitting them for stockholder approval where appropriate; (viii) approving revisions to salary increases for the Senior Executives and reviewing compensation arrangements of the Senior Executives; (ix) reviewing and reporting to the Board the levels of stock ownership by the Senior Executives in accordance with the Stock Ownership Policy; (x) reviewing the Company’s employee benefit programs and recommending for approval all committee administrative changes that may be subject to the approval of the stockholders or the Board; and (xi) producing an annual compensation committee report for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations.

Compensation Consultant

The Compensation Committee has retained Cogent Compensation Partners, Inc. since 2008 as its independent compensation consultant. Cogent advises the Compensation Committee on matters related to the Senior Executives’ compensation and general compensation programs, including industry best practices. It is planned that this relationship will continue during 2010.

Cogent assists the Compensation Committee by providing comparative market data on compensation practices and programs (the “Survey Data”) based on an analysis of ten publicly traded, energy-related companies that are competitors of ours (the “Peer Group”) plus published compensation survey information from the 2008 Mercer U.S. Executive Compensation Benchmark Database and the 2008 Mercer U.S. Benchmark Survey data. The Peer Group, which annually is reviewed with the assistance of Cogent and approved by the Compensation Committee, is used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have global businesses that compete with us for executive talent. With such information, the Compensation Committee reviews and analyzes compensation for each Senior Executive and makes adjustments as appropriate. The following ten companies comprise the Peer Group: Anadarko Petroleum Corporation, Apache Corporation, BJ Services Company, Devon Energy Corporation, Halliburton

Company, National Oilwell Varco Incorporated, Schlumberger Limited, Smith International Incorporated, Transocean Incorporated and Weatherford International Ltd. An analysis based on recent financial data shows that amongst our Peer Group we ranked   in revenue as of          . The Survey Data and general economic conditions and marketplace compensation trends are evaluated with the assistance of Cogent.

Cogent advises the Compensation Committee in (1) determining base salaries for Senior Executives, (2) setting individual performance goals and award levels for Senior Executives for the Long-Term Incentive Plan performance cycle and (3) designing and determining individual grant levels for the long-term incentive awards for Senior Executives.

From time to time Cogent provides advice to the Governance Committee with respect to reviewing and structuring our policy regarding fees paid to our directors as well as other equity and non-equity compensation awarded to independent, non-management directors, including designing and determining individual grant levels for the 2009 long-term incentive awards.

Overview of Compensation Philosophy and Program

The purpose of our compensation program is to motivate exceptional individual and organizational performance that is in the long-term best interests of stockholders. The following compensation objectives are considered in setting the compensation programs for our Senior Executives:

•	drive and reward performance that supports the Company’s core values of integrity, teamwork, performance and learning;

•	provide a significant percentage of total compensation that is variable because it is at risk, based on predetermined performance criteria;

•	require significant stock holdings to align the interests of Senior Executives with those of stockholders;

•	design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced Senior Executives; and

•	set compensation and incentive levels that reflect competitive market practices.

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive compensation philosophy includes the following two general principles:

(i) Compensation levels should be competitive and should be related to performance

The Compensation Committee reviews the Survey Data to ensure that the compensation program is competitive with the Peer Group. We believe that a competitive compensation program is essential to our ability to attract and retain Senior Executives. The Compensation Committee also believes that a significant portion of a Senior Executive’s compensation should be tied to performance. For this reason our incentive plans have been based on the performance of the overall Company and if applicable, the Executive’s product line or geographic locale. The Compensation Committee also considers a Senior Executive’s individual performance in determining salary increases, annual incentives, and the granting of long-term incentive awards. In assessing performance, the Compensation Committee considers financial and non-financial performance indicators. During periods when performance meets or exceeds the established objectives, Senior Executives should be paid at, or more than, expected levels, respectively. When performance does not meet key objectives, incentive award payments, if any, should be less than such levels.

(ii) Incentive compensation should represent a large portion of a Senior Executive’s total compensation and should balance short and long-term performance

The Company deemphasizes fixed compensation paid to Senior Executives in order to minimize costs when Company performance is not optimum. A significant portion of the Senior Executives’ compensation is incentive compensation, which provides them with an incentive to increase Company profitability and stockholder return. The largest portion of total compensation is delivered in the form of variable compensation. Our variable compensation programs consist of our short-term incentives, made up of the Baker Hughes Incorporated Annual Incentive Compensation Plan, as amended (the “Annual Incentive Plan”) and discretionary bonuses, and long-term incentives, made up of stock options, restricted stock awards (“RSAs”), restricted stock units (“RSUs”), and performance units. Less than fifty percent of each Senior Executive’s compensation package is contingent solely upon continued employment with the remainder at risk and contingent on Senior Executives helping to drive the success of the Company.

While both short and long-term incentives drive the final compensation levels for Senior Executives, the Committee encourages a balance between short and long-term business goals by employing both types of compensation programs. Our incentive plans are established to emphasize long-term decision making. Because the value of our long-term incentive opportunity is meaningfully higher than the short-term incentive opportunity, we believe our Executives are properly motivated to manage the business for the long-term. The following pie charts demonstrate the current allocation of total direct compensation between base salary, target short term incentives and target long-term incentives for the PEO and the average of the other NEOs (other than Mr. David H. Barr):

Financial Metrics Used in Compensation Programs

Several financial metrics are commonly referenced in defining Company performance for Senior Executives’ compensation. These metrics and their use in short-term incentives and long-term incentive programs is described below. The impact of certain items that are extraordinary, whether because they are unusual in nature, infrequent in occurrence, related to the acquisition or disposal of a business, or related to a change in accounting principle (“certain extraordinary items”) may be excluded from the calculation of these metrics in order to ensure that the metrics consistently reflect Company performance and stockholder return. The existence of extraordinary items is determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board (APB No. 30), other applicable accounting rules, or consistent with Company policies and practices for measuring the achievement of performance goals on the date the Compensation Committee establishes the performance goal.

Earnings Per Share

To ensure that compensation is tied to the return on investment earned by stockholders, we use Earnings per Share (“EPS”) as a metric for Senior Executives in the Annual Incentive Plan. EPS is generally defined as our net income divided by the weighted average number of shares outstanding during that period. Certain identified items (as defined above) are generally excluded from the EPS calculation for purposes of determining Annual Incentive Compensation payouts. The exclusion of certain identified items from the EPS calculation causes EPS to be a non-GAAP measure for purposes of determining Annual Incentive Compensation payouts.

Profit After Tax

A related metric used in the annual incentive calculations is profit after tax (“PAT”). PAT means revenues minus cost of sales (the cost of products sold and the cost of providing services, including personnel costs, repair and maintenance costs, freight/custom, depreciation and other costs directly relating to the service provided) minus operating expenses (costs incurred in non-manufacturing areas to provide products and services to customers (e.g., finance and administrative support), minus income taxes. The use of this metric allows us to reward Senior Executives for meeting targets related to actual operating profit earned each year. PAT is a non-GAAP measure because the impact of certain identified items is excluded. We believe that PAT is useful because it is a consistent measure of the underlying results of our business. Furthermore, management uses PAT internally as a measure of the performance of our operations.

Baker Value Added

Baker Value Added (BVA) is a non-GAAP measure that supplements traditional accounting measures to evaluate the return on capital invested in the business. BVA is calculated as our financial return in a given period less our capital charge for that period. Our financial return is defined as (i) profit before tax (as defined below) plus interest expense, multiplied by (ii) 1 minus the applicable tax rate. Our capital charge is defined as (i) the weighted average cost of capital determined for the Company for the period multiplied by (ii) the average capital employed. Profit before tax is calculated as total revenues (including interest and dividend income) minus total costs and expenses (including interest expense). BVA has been used in the past for both short-term and long-term incentive compensation for awards granted prior to 2009. At present, the Compensation Committee does not intend to use this metric for future awards.

Review of Senior Executive Performance

The Compensation Committee reviews, on an annual basis, each compensation element for each of the Senior Executives. In every case, the Compensation Committee takes into account the Executive’s scope of responsibilities and experience and balances these against competitive salary levels. The members of the Compensation Committee have the opportunity to meet with the Senior Executives at various times during the year, which allows the Compensation Committee to form its own assessment of each Senior Executive’s performance.

In addition, each year, the PEO presents to the Compensation Committee his evaluation of each of the other Senior Executives, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following this presentation and a review of the Survey Data, the Compensation Committee makes its own assessments and approves compensation for each Senior Executive.

In this way all compensation elements are reviewed and approved by the Compensation Committee. The PEO, as the direct manager of the NEOs, provides input on their individual performance and recommends specific compensation changes for his direct reports; however, the Committee retains ultimate approval for any compensation changes. The PEO makes no recommendations to the Compensation Committee regarding his own compensation. The Committee does take into consideration the NEOs’ total compensation, including base salary annual incentives and long-term incentives, both cash and equity, when considering market based adjustments to the NEOs’ compensation. Additionally, the Committee reviews compensation metrics and targets for all of the Senior Executives and is responsible for approving any adjustments to those metrics and targets.

Effect of Recent Economic Volatility on Executive Pay

The recent economic volatility has had a significant effect on world energy markets and has impacted our executive compensation program. In light of this, we reviewed the appropriateness of our compensation programs in an effort to maintain their effectiveness. We made changes to the structure of our approach to annual incentives which provides for an element of non-financial performance measures, reinforcing balance sheet management and strategic reorganization efforts. We also changed performance measures under the annual incentive plan and the performance unit program, moving away from the BVA metric in order to best manage the business during this period. While we still value the importance of focusing on profitable returns on capital, we determined that using revenue growth, operating margin and return on net capital employed in the performance unit awards was most appropriate at this time. We considered these measures timely to our strategy and responsive to the market conditions. We also began measuring performance solely against our peer group to be consistent with the manner investors value our performance relative to the market.

We considered the changes in stock price and its effect on our long-term incentive grants. The impact of a lower share price generally results in more options and restricted shares being granted to plan participants. We reviewed the resulting number of shares required to meet our long-term incentive target values and determined that number was within a reasonable range and therefore made no changes to our historical target award values in 2009.

Components of the Executive Compensation Program

The total compensation and benefits program for Senior Executives consists of the following:

•	base salaries;

•	short-term incentive compensation;

•	long-term incentive compensation;

•	retirement, health and welfare benefits; and

•	perquisites and perquisite allowance payments.

The Compensation Committee targets different compensation levels for each element of compensation for the PEO and each other NEO based upon his level of responsibility to the Company (as discussed in more detail below).

Base Salaries

The Compensation Committee targets the median base salary level (50th percentile) of the Survey Data for the base salaries of our Senior Executives. The Committee has strategically decided to target the 50th percentile based on historical performance of the oilfield services industry. Because of the volatility of the industry, Baker Hughes strategically chooses to set base salaries at a competitive level, but not the highest in the market. Base salaries make up a large portion of fixed compensation costs, and our stockholders are served best by minimizing those fixed costs when business activity is low. To employ talented and capable Senior Executives we pay the market median for base salaries. We do not believe we need to pay above the market median, since we provide greater opportunity for earnings through compensation programs which are at risk and dependent on the performance of the Executives and the Company.

When considering adjustment of a Senior Executive’s base salary, the Compensation Committee reviews Survey Data and evaluates the Senior Executive’s level of responsibility and experience as well as Company performance. The Compensation Committee also considers the Senior Executive’s success in achieving business results, promoting our core values and keys to success, improving health and safety and demonstrating leadership. We believe the Company’s keys to success are (i) people contributing at their full potential, (ii) delivering unmatched value to our customers, (iii) being cost efficient in everything we do and (iv) employing our resources effectively.

Benchmarking and aligning base salaries are especially critical to a competitive compensation program. Other elements of our compensation are affected by changes in base salary. Annual incentives are targeted and paid out as a percentage of base salary, and the target levels of long-term incentives are also set as a percentage of base salary. Increases to base salaries, if any, are driven primarily by individual performance and comparative data from the Survey Data.

In determining base salaries, the Compensation Committee also considers the Company’s continuing achievement of its short and long-term goals to:

•	achieve specific EPS goals;

•	communicate strategy and financial results effectively;

•	increase emphasis on employee health and safety; and

•	develop human resource capability and reduce attrition.

The Compensation Committee bases its compensation decisions on the Company’s performance related to the goals listed above. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Senior Executives.

The Compensation Committee usually adjusts base salaries for Senior Executives when:

•	their current compensation significantly deviates from the Survey Data;

•	recognizing outstanding individual performance; or

•	recognizing an increase in responsibility.

In 2009 the Compensation Committee approved base salary increases for Messrs. Ragauss, Craighead and O’Donnell. The decision to increase each such salary was based on the review of Survey Data from the Peer Group at the 50th percentile and the Executive’s increased level of responsibility. In approving the 2009 salary increases, the Compensation Committee reviewed the Survey Data which indicated that the Senior Executive group averaged 94% of the market median (excluding Mr. Barr who was not included in the review) as well as the performance of the Company and each of Messrs. Ragauss, Craighead and O’Donnell before approving the base salary increases. The new salaries were effective in May 2009. Mr. Barr retired from our employment on April 30, 2009. The individual performance factors considered by the Compensation Committee in awarding a salary increase to Mr. Ragauss were performance factors relating to compliance and standardization in the finance function. The Compensation Committee awarded salary increases to Messrs. Craighead and O’Donnell in connection with their promotions to positions of significantly increased responsibility during 2009. During 2009 Mr. Craighead was promoted to the position of Senior Vice President and Chief Operating Officer. Effective May 4, 2009, we reorganized our global operations by geography. Western Hemisphere Operations report to Mr. O’Donnell, a Company Vice President, who was named President Baker Hughes Western Hemisphere Operations.

Annual Incentive Plan

The Annual Incentive Plan provides Senior Executives with the opportunity to earn cash bonuses based on the achievement of specific Company-wide, business unit, division or function and individual performance goals. The Compensation Committee designs the annual incentive component of our compensation program to align Senior Executive pay with our annual (short-term) performance. Incentive bonuses are generally paid in cash in March of each year for the prior fiscal year’s performance. The payouts for Senior Executives under the Annual Incentive Plan in conjunction with discretionary bonuses are targeted to pay out at the median (50th percentile) of the Survey Data in years when we reach expected financial performance levels. If we reach, but do not exceed, the financial performance targets for any given year, the incentive payout should position the Senior Executives’ total cash compensation near the median of the Survey Data. However, the Annual Incentive Plan is designed so that in years that financial performance significantly exceeds our financial performance targets, the payouts of the short-term incentive program could exceed the 50th percentile of the Survey Data, and vice versa in years when performance falls meaningfully short of expected results. The incentive target percentage represents the Senior Executive’s annual bonus opportunity if the annual performance goals of the Annual Incentive Plan are achieved.

The Annual Incentive Plan incorporates a set of financial metrics for each Senior Executive. The sole financial metric used in the Annual Incentive Plan for the 2009 performance period was the financial metric of EPS. The Compensation Committee reviews and may change the metrics of the Annual Incentive Plan. As of the date of this Proxy Statement, the metrics have not changed.

The amount to be paid to each Senior Executive under the Annual Incentive Plan (the “Incentive Amount”) is determined by the applicable financial metrics, which are combined into an overall value (the “Financial Result”). The Compensation Committee approves three performance levels with respect to the Financial Result, entry level, expected value and over achievement. Entry level is the minimum level of Financial Result for which the Compensation Committee approves any annual incentive payout. If the Company’s Financial Result is less than the entry level threshold, then there is no payout for the Incentive Amount in that fiscal year. If we achieve the entry threshold, the Incentive Amount equals 25% of the target incentive compensation, which is a percentage of the Senior Executive’s base salary. Expected value is the target level of financial performance. If the Company’s Financial Result reaches the expected value level, the Incentive Amount equals 100% of target incentive compensation. Over achievement represents a level of financial performance that exceeds the expected value threshold. If the Company’s Financial Result reaches the over achievement threshold, the Incentive Amount equals 200% of target incentive compensation. If the Company’s Financial Result exceeds the over achievement level, the Incentive Amount will exceed 200% of the Senior Executive’s target incentive compensation level. Financial performance between any of the performance levels results in a payout that is determined by interpolation between the two performance level percentages according to the actual Financial Result achieved. The individual bonus opportunities for achievement of bonus objectives above the over achievement level are determined by extrapolation.

Performance targets for all metrics are established at levels that are considered achievable but challenge the Company and the individual Senior Executives to perform at a high level. Targets are set such that only exceptional performance will result in payouts above the target incentive and poor performance will result in no incentive payment. We set the target performance goals at a level for which there is a reasonable chance of achievement based upon forecasted performance of our operating units. Scenarios were developed based upon a range of assumptions used to build our annual budget. We did not perform specific analysis on the probability of the achievement of the target performance goals given that the market is difficult to predict. Rather, we relied upon our experience in setting these goals guided by our objective of setting a reasonably attainable and motivationally meaningful goal. Performance targets for each of the Senior Executives are reviewed annually by the Compensation Committee and the target percentages are based upon an extensive review of the Survey Data and an assessment of the Senior Executives’ job descriptions and responsibilities.

The EPS goals established by the Compensation Committee for 2009 were $0.88, $1.76 and $2.64 for the entry value, expected value and over achievement levels of performance, respectively. The non-GAAP EPS for purposes of determining the Incentive Amount for 2009 was $     . This level of performance resulted in bonus payments based upon     % of the target incentive compensation threshold.

Each of the Senior Executives will receive an annual bonus in 2010 based on his individual contributions to the 2009 performance as shown in the Summary Compensation Table on page 34. The maximum annual award possible under the Annual Incentive Plan is $4,000,000. The following table shows the Annual Incentive Plan target incentive compensation for each of the Senior Executives. The differences in percentages are based upon job description and responsibility and are reviewed by the Compensation Committee in light of the Survey Data.

2009 Annual Incentive Plan Targets for Named Executive Officers(1)

	Mr. Deaton	Mr. Ragauss	Mr. Crain	Mr. Barr	Mr. Craighead	Mr. O’Donnell

Target Incentive Compensation (% of Base Salary)	60%	43.3%	37.5%	35%	41.7%	28.3%

(1)	For 2010 the Target Incentive Compensation as a percentage of Base Salary for Messrs. Deaton, Ragauss, Crain, Craighead and O’Donnell will be %, %, %, % and %, respectively. Mr. Barr retired from employment with us on April 30, 2009. Accordingly, the bonus that Mr. Barr received for 2009 was prorated based upon his service for us through April 30, 2009. The amounts we paid to Mr. Barr in connection with his retirement are discussed below under the heading “Retirement Agreement With David H. Barr.”

Discretionary Bonuses

Because of the significant market uncertainty the Compensation Committee implemented the use of a second element in the annual incentive compensation program for 2009. This element is discretionary bonuses based upon the achievement of non-financial performance goals. These goals were established to encourage focus on balance sheet management and the implementation of our strategic reorganization. During 2009 the Compensation Committee established non-financial performance goals for each of our Senior Executives based upon the metrics of inventory reduction, receivables reduction, the implementation of the reorganization and individual performance. The guidelines for assessing performance under the discretionary portion of the annual incentive program were not formulaic; however, the Compensation Committee considered management’s objectives of inventory reduction of $296.5 million and receivables reduction of $501.5 million as expected results. The measure for evaluating the success of the implementation of the reorganization and individual performance were subjective. These cash based awards were made under the 2002 Director & Officer Long-Term Incentive Plan (the “2002 D&O Plan”) to certain of our Senior Executives based upon their achievement of non-financial goals during 2009.

At the beginning of 2009 the PEO sets specific individual non-financial performance goals for each Senior Executive other than himself. The Compensation Committee established non-financial performance goals for the

PEO at the beginning of 2009. Based upon the achievement of those performance goals the Senior Executives had the opportunity to earn discretionary bonuses.

The Compensation Committee has determined to award Messrs. Deaton, Ragauss, Crain, Craighead and O’Donnell cash awards in the amounts of $     , $     , $     , $      and $     , respectively, based upon their performance as compared to their individual performance goals.

The following table shows the discretionary bonus targets for each of the Senior Executives. The differences in percentages are based upon job description and responsibility and were reviewed by the Compensation Committee in light of the Survey Data.

2009 Discretionary Bonus Targets for Named Executive Officers(1)

	Mr. Deaton	Mr. Ragauss	Mr. Crain	Mr. Barr	Mr. Craighead	Mr. O’Donnell

Target Incentive Compensation (% of Base Salary)	60%	43.3%	37.5%	35%	41.7%	28.3%

(1)	For 2010 the Target Incentive Compensation for discretionary bonuses as a percentage of Base Salary for Messrs. Deaton, Ragauss, Crain, Craighead and O’Donnell will be 60%, 45%, 37.5%, 45% and 30%, respectively. Mr. Barr retired from employment with us on April 30, 2009. Accordingly, Mr. Barr will receive no bonus for 2010. The amounts we paid to Mr. Barr in connection with his retirement are discussed below in the “Potential Payments Upon Termination or Change in Control” section under the heading “Retirement Agreement With David H. Barr.”

Long-Term Incentive Compensation

The long-term incentive program allows Senior Executives to increase their compensation over a number of years as stockholder value is increased as a result of a higher stock price or sustained improvements in financial performance over multiple years. Long-term incentives comprise the largest portion of a Senior Executive’s compensation package and are consistent with our at-risk pay philosophy. Currently, long-term incentives generally are allocated to Senior Executives in the following percentages: 30% Performance Units, 40% Stock Options and 30% Restricted Stock. The Compensation Committee has approved targeting the 75th percentile of the Survey Data with respect to long-term incentive awards because the majority of long-term incentives are at risk and therefore justify a higher target percentage in relation to the Survey Data.

In 2002, the Compensation Committee and our Board of Directors approved the 2002 D&O Plan for performance-related awards for Senior Executives. Our stockholders approved the 2002 D&O Plan in April 2002. An objective of the 2002 D&O Plan was to align the interests of Senior Executives with stockholders and to provide a balanced long-term incentive program. Beginning in 2005, the Compensation Committee approved equity awards in shares of restricted stock (or RSUs in non-United States jurisdictions) in addition to the previously offered fixed-price stock options. Capitalized terms used in this section discussing long-term incentive compensation and not otherwise defined herein shall have the meaning assigned to such term in the 2002 D&O Plan.

The Compensation Committee approves the total stock options, restricted stock, performance units and cash-based awards that will be made to Senior Executives as well as the size of individual grants for each Senior Executive. The amounts granted to Senior Executives vary each year and are based on the Senior Executive’s performance, the Survey Data, as well as the Senior Executive’s total compensation package. Previous awards and grants, whether vested or unvested, have no impact on the current year’s awards and grants.

Stock Options

An important objective of the long-term incentives is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide Senior Executives with the opportunity to purchase our Common Stock at a price fixed on the grant date regardless of future market price. Stock options generally vest and become exercisable one-third annually after the original award date.

The exercise prices of the stock options granted to the NEOs during fiscal year 2009 are shown in the Grants of Plan-Based Awards Table on page 36. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table.

Options generally are granted semi-annually, at the same time as grants to the general eligible employee population, typically in January and July. Option grants are made at Compensation Committee meetings scheduled in advance to meet appropriate deadlines for compensation-related decisions. Our practice is that the exercise price for each stock option is the market value on the date of grant. Pursuant to the 2002 D&O Plan, the Option Price shall not be less than the fair market value of the shares on the date of grant. The market value on the date of grant is the closing price of our Common Shares on the last trading day immediately preceding the date of grant.

In certain instances, stock options may vest on an accelerated schedule. Retirement may trigger accelerated vesting if a Senior Executive’s age plus years of service with us is greater than or equal to 65 years. In this instance, all unvested options will vest as of the retirement date, and the Senior Executive will have three or five years to exercise the options depending on the terms outlined in the stock option award agreement. However, the exercise window may not exceed the original option term.

Additionally, death or disability while employed with the Company will cause all stock options to automatically vest and become exercisable per the terms outlined in the stock option award agreement.

Restricted Stock Awards and Restricted Stock Units

RSAs are intended to aid in retaining key employees, including the Senior Executives, through vesting periods. RSAs provide the opportunity for capital accumulation and more predictable long-term incentive value. In the United States, RSAs are typically utilized, while outside the United States, we generally utilize RSUs as a performance incentive.

RSAs generally are awarded to Senior Executives once a year in January, at the same time as awards to the general eligible employee population. RSAs are shares of our Common Stock that are awarded with the restriction that the Senior Executive remain with us until the date of vesting. RSAs generally vest one-third annually after the original award date. The purpose of granting RSAs is to encourage ownership of our Common Stock by, and retention of, our Senior Executives. Senior Executives are allowed to vote RSAs as a stockholder based on the number of shares held under restriction. The Senior Executives are also awarded dividends on the RSAs held by them.

Any unvested RSAs generally are forfeited if the Senior Executive terminates employment with the Company or if the Senior Executive fails to meet the continuing employment restriction outlined in the RSA agreement. In the event of death or disability, any unvested RSAs are immediately vested.

RSUs are similar to RSAs, but with a few key differences. An RSU is a commitment by us to issue a share of our Common Stock for each RSU at the time the restrictions in the award agreement lapse. RSUs are provided to Executives who are not on the United States payroll because of the different tax treatment in many other countries. RSU awards are eligible for dividend equivalent payments each time we pay dividends.

Any unvested RSUs are generally forfeited upon termination of employment with the Company if the restrictions outlined in the awards are not met. Any vested shares are fully owned. Additionally, in the event of death or disability, all shares of RSUs are immediately vested.

Performance Units

Performance units represent a significant portion of our long-term incentive program. Thirty percent of the long-term incentive value awarded is through performance units, which are certificates of potential value that are payable in cash at the end of a specified performance period. Performance units only pay out if the Company achieves certain financial targets (BVA targets in the case of awards granted prior to 2009), typically after a three-year performance period. Failure to achieve the entry level threshold will render the performance unit awards valueless.

Performance units are designed to encourage long-range planning and reward sustained stockholder value creation. The objectives of the performance units are to (i) ensure a long-term focus on capital employment; (ii) develop human resource capability; (iii) enable long-term growth opportunities; (iv) motivate accurate financial forecasting; and (v) reward long-term goal achievement. While stock options, RSAs and RSUs tie directly to our stock price, performance units reward contributions to our financial performance and mitigate the impact of the volatility of the stock market on our long-term incentive program. For performance unit awards granted in 2009, our revenue growth, operating margin and return on net capital employed as compared to a peer group consisting of six peer companies are the financial metrics that will be used to determine payouts. The peer group consists of Schlumberger Limited, Halliburton Company, National Oilwell Varco Incorporated, Smith International Incorporated, Weatherford International Ltd. and BJ Services Company. On August 30, 2009 we entered into an agreement to acquire BJ Services Company. If this acquisition agreement is consummated we will make appropriate adjustments to the performance unit awards granted during 2009 to reflect the fact that BJ Services Company is no longer in the peer group. For awards prior to 2009, BVA has been the financial metric used to determine payouts, if any, for performance units. As noted above, BVA measures operating PAT less the cost of capital employed and is generally the same BVA measure used in the Annual Incentive Plan. At this time the Compensation Committee does not intend to use the BVA metric for future performance unit awards.

Performance units are generally awarded once each year in January to Senior Executives at the same time as grants to the general eligible employee population. The performance unit program operates in overlapping three-year cycles with a payout determined at the end of each cycle.

Performance units are generally forfeited if a Senior Executive voluntarily leaves the Company before the end of the performance cycle. Performance units pay out on a pro rata basis if a Senior Executive retires when the sum of his age and years of service equals at least 65.

When granted, the target value for our performance units is $100 each, though the actual value realized depends on how well we perform against our peer group with respect to specified performance metrics (BVA targets in the case of grants prior to 2009), which are established by the Compensation Committee with assistance from Cogent Compensation Partners.

The following chart specifies the performance levels for the applicable performance measure and the dollar value per unit at various levels of performance. The payouts for results between the threshold and expected value levels of performance and between the expected value level of performance and the over achievement level of performance will be determined by interpolation. The payouts for results in excess of the over achievement level of performance will be determined by extrapolation.

	Percentage of Expected Value	Performance
Performance Level	Target Amount	Unit Value

Below Threshold	0-24%	$0
Entry Level	25%	$25
Expected Value Target	100%	$100
Over Achievement	200%	$200

The performance goals for the performance unit awards granted in 2007 for the three-year performance period ending on December 31, 2009 were not achieved. Accordingly, the performance unit value of each performance unit granted in 2007 is $0. The amounts of the performance unit award payments for each of the Senior Executives for the three-year performance period ending on December 31, 2009 are shown in the Summary Compensation Table on page 34. Each of the Senior Executives were granted performance unit awards during 2007, 2008 and 2009.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the PEO and the other NEOs other than Messrs. Ragauss unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by the Company’s stockholders. We have qualified certain compensation paid to Senior Executives for deductibility under Section 162(m), including (i) certain amounts paid under our Annual Incentive Plan and (ii) certain options and certain other long-term performance-based stock or cash awards granted pursuant to the 1998 Long-Term Incentive Plan and the 2002 D&O Plan. We may from time to time pay compensation to our Senior Executives that may not be deductible, including discretionary bonuses or other types of compensation.

Although the Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where the Company’s interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to SFAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to additional paid-in capital.

Employee Stock Purchase Plan

The purpose of the Employee Stock Purchase Plan is to encourage and enable eligible employees to purchase our stock at a discounted rate, thereby keeping the employees’ interests aligned with the interests of the stockholders. Senior Executives may participate in this Employee Stock Purchase Plan on the same basis as all other eligible employees.

Employees may elect to contribute on an after-tax basis between 1% and 10% of their pay during an offering period to purchase our Common Stock; provided however, that an employee may not purchase Common Shares with a value in excess of $25,000 (determined at the date of grant) due to Internal Revenue Service restrictions. In no event may an eligible employee purchase more than 2,000 shares under the plan during an offering period. Starting in 2010, in addition to the foregoing limitations, an eligible employee may not purchase shares of Common Stock during an offering period in excess of the number of shares that may be purchased with $5,000 at a per share purchase price of 85% of the fair market value of our Common Stock on the first day of the offering period. Shares are purchased by eligible employees at a 15% discount of the fair market value of our Common Stock on the first day of the offering period or the last day of the offering period, whichever is lower. Prior to 2010 the offering periods were calendar years. During 2010, the offering periods are two six month periods, the first of which began on January 1 and the second of which begins on July 1.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. The Senior Executives generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance, accidental death and dismemberment and disability coverages. Coverage under the life and accidental death and disability programs offer benefit amounts specific to Senior Executives. Senior Executives are eligible to receive reimbursement for certain medical examination expenses. Premiums for perquisite life and perquisite accidental death and dismemberment insurance may be paid from a Senior Executive’s perquisite allowance.

We offer retirement programs that are intended to supplement the employee’s personal savings and social security. The programs include the Baker Hughes Incorporated Thrift Plan (“Thrift Plan”), which is a 401(k) plan, the Baker Hughes Incorporated Pension Plan (“Pension Plan”) and the Baker Hughes Incorporated Supplemental Retirement Plan (“SRP”). All U.S. employees, including Senior Executives, are generally eligible for the Thrift Plan and the Pension Plan. Only U.S. Executives are eligible for the SRP. Non-U.S. employees are covered under different retirement plans. Senior Executives participate in the Thrift Plan and Pension Plan on the same basis as other employees and in the SRP on the same basis as other Executives.

The Thrift Plan allows eligible employees to elect to contribute from 1% to 50% of their eligible compensation to an investment trust. Eligible compensation generally means all wages, salaries and fees for services from the Company. Employee contributions are matched in cash by us at the rate of $1.00 per $1.00 employee contribution for the first 5% of the employee’s eligible compensation. Such contributions vest immediately. In addition, we make cash contributions for all eligible employees between 2% and 5% of their salary depending on the employee’s age. These cash contributions become fully vested to the employee after three years of service. However, regardless of the number of years of service, an employee is fully vested in his Thrift Plan Base Contribution if the employee retires at age 65 or later, or terminates employment with three years of service, or the employee’s employment is terminated due to death or total and permanent disability. The Thrift Plan does not provide our employees the option to invest directly in the Company’s stock.

We adopted the Pension Plan, effective January 1, 2002, to supplement the benefits provided through our primary retirement vehicle, the Thrift Plan. The Pension Plan is a tax-qualified, defined benefit plan funded entirely by us. Under the provisions of the Pension Plan, a cash balance account is established for each participant. Age-based pay credits are made quarterly to the accounts as a percentage of eligible compensation. Eligible compensation generally means all wages, salaries and fees for services from the Company.

The following are the quarterly pay crediting rates under the Pension Plan:

Pay Credit as a
Percentage of
Quarterly Eligible
Age at End of Quarter	Compensation

Under age 35	2.0%
35 - 39	2.5%
40 - 44	3.0%
45 - 49	3.5%
50 and older	4.0%

In addition to pay credits, cash balance accounts are credited with interest credits based on the balance in the account on the last day of the quarter, using the annual rate of interest on 30-year Treasury securities as specified by the Secretary of Treasury for the month of August of the preceding calendar year. The interest rate used for determining interest credits in 2009 was 4.5%. An employee is fully vested in his or her Pension Plan account after three years of service. Regardless of the number of years of service, an employee is fully vested if the employee retires at age 65 or later, or retires at age 55 with three years of service, or the employee’s employment is terminated due to death or total and permanent disability. In addition, employees who were 55 years or older on January 1, 2002 had their prior years of service with us counted for vesting purposes. Pension Plan benefits in excess of $1,000 are payable in the form of a joint and 75% survivor annuity for married individuals, or subject to spousal consent, or if unmarried, a single lump sum or single life annuity. There are no special provisions for Senior Executives under the Pension Plan.

We adopted the SRP, which was amended and restated effective January 1, 2009, to:

•	allow Executives to continue saving toward retirement when, due to compensation and contribution ceilings established under the Code, they can no longer contribute to the Thrift Plan;

•	provide Company base, pension and matching contributions that cannot be contributed to the Thrift Plan and Pension Plan due to compensation and contribution ceilings established under the Code; and

•	enable covered Executives to defer base and incentive compensation on a tax-deferred basis.

Accordingly, Executive contributions include amounts calculated from an Executive’s Thrift Plan pre-tax election on file as of the prior year end on compensation not eligible under the Thrift Plan due to the Code’s compensation limit. The Company contributes matching, base and pension contributions on compensation not eligible under the Thrift Plan or Pension Plan based on the Code’s compensation limit. Eligible compensation under the Thrift Plan and Pension Plan was limited to $245,000 and pre-tax employee contributions were limited to $16,500 ($22,000 for employees age 50 or older) in 2009. Additionally, Executives may elect to defer eligible compensation each year instead of receiving that amount in current compensation. The Company contributes matching, base and pension contributions on compensation above the compensation ceiling established by the Code and on the Executive’s deferred compensation. Company contributions, as a percentage of compensation, are made according to the following schedule:

	Base	Pension	Matching
Age	Contribution	Contribution	Contribution

Under Age 35	2.00%	2.00%	5%
35 - 39	2.50%	2.50%	5%
40 - 44	3.00%	3.00%	5%
45 - 49	3.50%	3.50%	5%
50 - 54	4.00%	4.00%	5%
55 - 59	4.50%	4.00%	5%
60 or older	5.00%	4.00%	5%

An Executive is fully vested in his or her deferrals and Company matching contributions. Beginning January 1, 2007 Executives generally are fully vested in pension contributions after three years of service. Regardless of the number of years of service, an Executive is fully vested in all contributions if the Executive retires at age 65 or later, or upon the Executive’s termination of employment due to the death or total and permanent disability of the Executive. Distribution payments are made upon some specified period after separation from service in accordance with Section 409A of the Code. The methods of distribution include a single lump sum cash payment or annual installments for 2-20 years, with the default election being a lump sum distribution. In-service withdrawals are allowed in compliance with Section 409A of the Code. Hardship withdrawals are allowed in cases of unforeseen severe financial emergencies. All distribution and withdrawal elections are made during annual enrollment except for hardship withdrawals.

The assets of the SRP are invested by the trustee of the SRP rabbi trust. Additional information regarding these benefits and an accompanying narrative disclosure are provided in the Pension Benefits Table and Nonqualified Deferred Compensation Table disclosed on page 39.

Perquisites and Perquisite Allowance Payments

In order to remain competitive with the Peer Group and ensure our ability to attract and retain capable Senior Executives, the Company also provides perquisites that are common to executives in the United States and in our industry. The Compensation Committee annually reviews the perquisite program to ensure competitiveness and fairness. Executives are provided with the following benefits as a supplement to their other compensation:

•	Life Insurance & Accidental Death & Dismemberment Coverage: We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to two times the Executive’s base salary.

•	Perquisite Life and Accidental Death and Dismemberment Insurance: Perquisite life and accidental death and dismemberment insurance benefits are provided to the Executives in addition to the supplemental life insurance and voluntary life insurance and accidental death and dismemberment coverage available to all employees. The cost of the perquisite life and perquisite accidental death and dismemberment insurance is paid from the Executive’s perquisite allowance (as discussed below).

•	Short-Term and Long-Term Disability: We pay 100% of the premium cost for these benefit programs for Executives. The short-term disability program provides income replacement at 100% of base pay level for up to six weeks or recovery. The program then pays 75% of the base pay level beginning on week seven up to 26 weeks or recovery. Upon the expiration of the 26-week short-term disability period, the long-term disability program provides income replacement at 60% of the benefits base pay level, up to a maximum of $25,000 per month, until age 65 or recovery per the terms and conditions of the program.

•	Executive Physical Program: At our expense each Executive is allowed to have a complete and professional personal physical exam on an annual basis.

In addition Senior Executives are provided with a cash allowance on a quarterly basis that is intended to pay for expenses associated with managing finances, healthcare, communication and entertainment. These expenses are associated with continued employment yet are not considered and may not be reported as business expenses. It is common practice in our industry to provide these personal benefits as perquisites. The Compensation Committee has chosen to provide a cash allowance in lieu of providing these benefits directly to Senior Executives, for greater transparency in the value of such benefits and clarity around income tax treatment. While the Compensation Committee intends for such allowance to be applied to applicable benefits, the Senior Executive may apply such amounts to any use in their own discretion.

In addition to the Company-provided basic life insurance coverage of two times the Senior Executive’s base salary, Senior Executives may elect additional life insurance coverage through the perquisite program. Additional information regarding these benefits and an accompanying narrative disclosure are provided in the Summary Compensation Table disclosed on page 34.

Severance Plan

Upon certain types of terminations of employment (other than a termination following a change in control of the Company), severance benefits may be paid to the Senior Executives. Additional severance benefits payable to our PEO are addressed in his employment agreement discussed below. The Senior Executives are covered under a general severance plan known as the Baker Hughes Incorporated Executive Severance Plan (the “Severance Plan”). The Severance Plan is designed to attract and retain Senior Executives and to provide replacement income if their employment is terminated because of an involuntary termination other than for cause.

To be eligible to receive benefits under the Severance Plan, a Senior Executive must (i) be an Executive on the date of termination, (ii) be involuntarily terminated and (iii) execute and deliver to the Severance Plan’s Administrator a release agreement provided to the participant by the Severance Plan Administrator. No benefits are available or have accrued prior to a participant’s employment termination date, and no rights are considered vested until the occurrence of an involuntary termination. We provide the following benefits to a participant who has satisfied the eligibility requirements.

•	Base Compensation — We will pay the participant a single sum cash severance benefit based on the participant’s base compensation at the participant’s employment termination date, with the amount of the base compensation benefit determined pursuant to the table below.

•	Outplacement — Each participant shall be entitled to outplacement assistance at the expense of the Company as shown in the table below.

Severance Plan — Schedule of Benefits for NEOs

	Severance Benefits	Details of Benefit

1.	Base Compensation	18 months of base compensation using the participant’s base compensation for the month in which the participant’s employment termination date occurs.
2.	Outplacement	Outplacement services will be provided for the greater of 12 months or until such time as the value of the outplacement services reaches the maximum of $10,000. The 12-month period commences with the first day of the month following the month in which the participant’s employment termination date occurs.

Employment Agreements

The Company’s philosophy is not to enter into employment agreements with Senior Executives; however, we do have an employment agreement with our PEO, dated as of October 25, 2004 and amended and restated on December 16, 2008, effective January 1, 2009. The term of the employment agreement is until October 25, 2011, with automatic one-year renewals unless either party provides a notice not to extend the employment agreement at least thirteen months prior to the then current expiration date. During the term of the employment agreement,

Mr. Deaton is entitled to receive the following, all as established from time to time by the Board of Directors or the Compensation Committee:

•	a base salary;

•	the opportunity to earn annual cash bonuses in amounts that may vary from year to year and that are based upon achievement of performance goals;

•	long-term incentives in the form of equity-based compensation no less favorable than awards made to other Senior Executives and that are commensurate with awards granted to PEOs of other public companies of a similar size to the Company; and

•	benefits and perquisites that other officers and employees of the Company are entitled to receive.

Mr. Deaton’s base salary is to be reviewed at least annually during the term of the employment agreement and may be increased (but not decreased) based upon his performance during the year.

Upon the termination of Mr. Deaton’s employment, due to his disability or his death, he or his beneficiary is to be paid a lump sum in cash equal to one-half his then base salary for each year (prorated for partial years) during the remaining term of the employment agreement and a lump sum in cash equal to his expected value incentive bonus for the year of termination. For purposes of Mr. Deaton’s employment agreement, disability is defined as any incapacity due to physical or mental illness resulting in an absence from full-time performance of his duties for ninety (90) days in the aggregate during any period of twelve (12) consecutive months or a reasonable expectation that such disability will exist for more than such period of time. Upon termination of Mr. Deaton’s employment by him for “good reason” or by us without “cause” (please refer to the section “Potential Payments Upon Termination or Change in Control — Termination of Employment by Mr. Deaton for Good Reason or by Us Without Cause” located elsewhere in this proxy statement for a definition of “good reason” and “cause”), he is entitled to:

•	a lump sum cash payment in an amount equal to two times his then base salary;

•	a lump sum cash payment equal to his Highest Bonus Amount (as defined below under the heading “Change in Control Agreements”), prorated to the date of termination;

•	a continuation of certain perquisites and medical insurance benefits for the remainder of the term of the employment agreement;

•	a lump sum payment equivalent to the monthly basic life insurance premium applicable to Mr. Deaton’s basic life insurance coverage on the date of termination multiplied by the number of months remaining in the term of the employment agreement;

•	an amount equal to a continuation of employer contributions to the Company’s SRP for the remainder of the term of the employment agreement; and

•	a lump sum payment equal to the amount of interest that would be earned on any of the foregoing payments subject to a six-month payment delay under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) using the six-month London Interbank Offered Rate plus two percentage points.

However, the foregoing benefits are not payable if Mr. Deaton is entitled to benefits under his Change in Control Agreement discussed below.

If Mr. Deaton’s employment is terminated by him for any reason other than a good reason or by the Company for cause, he is to receive only those vested benefits to which he is entitled under the terms of the employee benefit plans in which he is a participant as of the date of termination and a lump sum amount in cash equal to the sum of (i) his base salary through the date of termination and (ii) any accrued vacation pay, in each case to the extent not already paid.

During the term of the employment agreement and for a period of two years following termination of the employment agreement, Mr. Deaton is prohibited from (i) engaging in competition with the Company and (ii) soliciting customers, employees and consultants of the Company. To the extent any provision is covered by both the employment agreement and the Change in Control Agreement, described and defined below, the Change in Control Agreement provision so covered will supersede the employment agreement provision.

Change in Control Agreements

In addition to the employment agreement described above, we have entered into change in control agreements (“Change in Control Agreements”) with the Senior Executives, as well as certain other Executives. The Change in Control Agreements provide for payment of certain benefits to these officers as a result of termination of employment following, or in connection with, a Change in Control (as defined below) of the Company. The terms of the Change in Control Agreements for Messrs. Deaton, Ragauss, Crain and O’Donnell will be automatically extended until October 24, 2011; April 25, 2011; December 31, 2011; and July 27, 2011, respectively. The term of Mr. Craighead’s Change in Control Agreement will expire on February 24, 2011 unless it is automatically renewed for an additional two years. Mr. Barr retired from employment with us on April 30, 2009.

After the expiration of the initial term or the extended term, each of the Change in Control Agreements will be automatically extended for successive two-year periods beginning on the day immediately following the expiration date, unless, not later than 18 months prior to the expiration date or applicable renewal date, we shall give notice to the Senior Executive that the term of the Change in Control Agreements will not be extended. The terms of the Change in Control Agreements for Messrs. Deaton, Ragauss, Crain and O’Donnell will be automatically extended since we did not give notice that the terms would not be extended more than 18 months prior to the applicable renewal dates.

According to the Change in Control Agreements, we pay severance benefits to a Senior Executive if the Senior Executive’s employment is terminated following, or in connection with, a Change in Control during the term unless:

•	the Senior Executive resigns without “good reason”;

•	the Company terminates the employment of the Senior Executive for “cause”; or

•	the employment of the Senior Executive is terminated by reason of death or “disability.”

Please refer to “Potential Payments Upon Termination or Change in Control — Payments in the Event of a Change in Control and Termination of Employment by the Senior Executive for Good Reason or by the Company or its Successor Without Cause” for the definitions of “good reason,” “cause” and “disability” in the context of the Change in Control Agreements.

If the Senior Executive meets the criteria for payment of severance benefits due to termination of employment following or in connection with a Change in Control during the term as described above, in addition to any benefits he is due under our employee benefit plans and equity and incentive compensation plans, he will receive the following benefits:

(a)	a lump sum payment equal to three times the Senior Executive’s annual base salary in effect immediately prior to (i) the first event or circumstance constituting Good Reason for his resignation, (ii) the Change of Control or (iii) the Senior Executive’s termination of employment, whichever is greatest (his “Highest Base Salary”);

(b)	a lump sum payment equal to the Senior Executive’s Highest Bonus Amount (as defined below), prorated based upon the number of days of his service during the performance period (reduced by any payments received by the Senior Executive under our Annual Incentive Compensation Plan, as amended, in connection with the Change in Control if the Senior Executive’s termination of employment occurs during the same calendar year in which the Change in Control occurs);

(c)	a lump sum payment equal to three times the greater of (i) the Senior Executive’s Highest Bonus Amount or (ii) the Senior Executive’s Highest Base Salary multiplied by the Senior Executive’s applicable multiple, which is 1.20; 0.80; 0.75; 0.70; and 0.70 for Messrs. Deaton, Ragauss, Crain, Craighead and O’Donnell, respectively;

(d)	continuation of accident and health insurance benefits for an additional three years;

(e)	a lump sum payment equal to the sum of (i) the cost of the Senior Executive’s perquisites in effect prior to his termination of employment for the remainder of the calendar year and (ii) the cost of the Senior Executive’s perquisites in effect prior to his termination of employment for an additional three years;

(f)	a lump sum payment equal to the undiscounted value of the benefits the Senior Executive would have received had he continued to participate in our Thrift Plan, the Pension Plan and SRP for an additional three years, assuming for this purpose that:

(1)	the Senior Executive continues to be paid his Highest Base Salary and Highest Bonus Amount during that three-year period, and

(2)	the Senior Executive’s contributions to and accruals under those plans remained at the levels in effect as of the date of the Change in Control or the date of termination, whichever is greater;

(g)	eligibility for our retiree medical program if the Senior Executive would have become entitled to participate in that program had he remained employed for an additional three years;

(h)	a lump sum payment equivalent to thirty-six multiplied by the monthly basic life insurance premium applicable to the Senior Executive’s basic life insurance coverage on the date of termination;

(i)	a lump sum payment of $30,000 for outplacement services;

(j)	an additional amount (a gross-up payment) in respect of excise taxes that may be imposed under the golden parachute rules on payments and benefits received in connection with the Change in Control. The gross-up payment would make the officer whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received pursuant to all the Company’s plans, agreements and arrangements (including for example, acceleration of vesting of equity awards); and

(k)	a lump-sum payment equal to the amount of interest that would be earned on any of the foregoing payments subject to a six-month payment delay under Section 409A using the six-month London Interbank Offered Rate plus two percentage points.

In addition to the above, the Change in Control Agreements provide for full vesting of all stock options, RSAs and certain other equity incentive awards upon the occurrence of a Change in Control.

A Senior Executive’s “Highest Bonus Amount” is the average of the Senior Executive’s three highest bonus amounts received by the Senior Executive for each of our five fiscal years immediately preceding the Senior Executive’s employment termination date. “Bonus amount” means the sum of (a) the amount of the annual incentive bonus, if any, paid in cash by us under the Annual Incentive Plan to or for the benefit of the Senior Executive for services rendered during one of our fiscal years and (b) the amount of the discretionary bonus or other bonus, if any, paid in cash by us outside of the Annual Incentive Plan, to or for the benefit of the Senior Executive for services rendered during the same fiscal year. The Senior Executive’s bonus amount is determined by including any portion thereof that the Senior Executive could have received in cash in lieu of any elective deferrals under the Supplemental Retirement Plan, our Thrift Plan or our section 125 cafeteria plan.

According to the Change in Control Agreements, a “Change in Control” occurs if:

•	the individuals who are incumbent directors cease for any reason to constitute a majority of the members of our Board of Directors;

•	the consummation of a merger of us or our affiliate with another entity, unless the individuals and entities who were the beneficial owners of our voting securities outstanding immediately prior to such merger own, directly or indirectly, at least 50% of the combined voting power of our voting securities, the surviving entity or the parent of the surviving entity outstanding immediately after such merger;

•	any person, other than us, our affiliate or another specified owner (as defined in the Change in Control Agreements), becomes a beneficial owner, directly or indirectly, of our securities representing 30% or more of the combined voting power of our then outstanding voting securities;

•	a sale, transfer, lease or other disposition of all or substantially all of our assets (as defined in the Change in Control Agreements) is consummated (an “asset sale”), unless (i) the individuals and entities who were the beneficial owners of our voting securities immediately prior to such asset sale own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity that acquires such assets in such asset sale or its parent immediately after such asset sale in substantially the same proportions as their ownership of our voting securities immediately prior to such asset sale or (ii) the individuals who comprise our Board of Directors immediately prior to such asset sale constitute a majority of the board of directors or other governing body of either the entity that acquired such assets in such asset sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors); or

•	our stockholders approve a plan of complete liquidation or dissolution of us.

Section 280G of the Code disallows deductions for certain executive compensation that is contingent upon a change in ownership or effective control of the Company or a significant portion of the assets of the Company. Assuming such a control change had occurred on December 31, but no NEO had incurred a termination of employment, no amount paid by us would have been non-deductible executive compensation under Section 280G of the Code. If Messrs. Deaton, Ragauss, Crain, Craighead and O’Donnell had incurred terminations of employment in connection with such control change, $7,001,901, $2,693,092, $0, $2,286,917, and $0 would have been non-deductible executive compensation, respectively. Mr. Barr retired from employment with us on April 30, 2009.

Indemnification Agreements

We have entered into an indemnification agreement with each of our independent, non-management directors and Senior Executives, which form of agreement has been filed with the SEC. These agreements provide for us to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and shall be in addition to any other rights the indemnitee may have under the Company’s Restated Certificate of Incorporation, Bylaws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced Senior Executives and independent, non-management directors.

Stock Ownership Policy

The Board of Directors, upon the Compensation Committee’s recommendation, adopted a Stock Ownership Policy for our Senior Executives to ensure that they have a meaningful economic stake in the Company. The Policy is designed to satisfy an individual Senior Executive’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our stockholders of management’s commitment to value creation.

The Compensation Committee annually reviews each Senior Executive’s compensation and stock ownership levels to determine whether they are appropriate or if adjustments need to be made. In 2009, each of the Senior Executives (other than four persons who became Senior Executives in late 2008 and early 2009) was in compliance with the Compensation Committee’s required levels of stock ownership, which currently requires each Senior Executive to have direct ownership of our Common Stock in at least the following amounts:

Stock Ownership Level

Officer Positions	(Multiple of Salary)

Chief Executive Officer	5	x
President, Senior Vice Presidents and Group Presidents	3	x
Corporate Vice Presidents reporting to the PEO or the COO	2	x

A Senior Executive has five years to comply with the ownership requirement starting from the date appointed to a position noted above. If a Senior Executive is promoted to a position with a higher Ownership Salary Multiple, the Senior Executive will have five years from the date of the change in position to reach the higher expected Stock Ownership Level but still must meet the prior expected Stock Ownership Level within the original five years of the date first appointed to such prior position. For those Senior Executives with the ownership requirements reflected in hiring letters, the date of hire marks the start of the five-year period.

Until a Senior Executive achieves the applicable Stock Ownership Level, the following applies:

Restricted Stock Awards

Upon vesting of an RSA award and after the payment of the taxes due as a result of vesting, the Senior Executive is required to hold the net profit shares until the applicable Stock Ownership Level is met. Net profit shares are the shares remaining after payment of the applicable taxes owed as a result of vesting of the restricted stock, including shares applied as payment of the minimum statutory taxes.

Exercise of Stock Options

Upon exercise of a stock option and after netting down the shares to pay the taxes due as a result of exercise, the Senior Executive is required to hold 50% of the net profit shares until the applicable Stock Ownership Level is met. Net profit shares are the shares remaining after payment of the applicable taxes owed as a result of the exercise of the option and the exercise price of the option, including shares applied as payment of the minimum statutory taxes. The remaining 50% of the net profit shares may be sold without restriction.

Reporting of Taxes upon Vesting

The Senior Executive shall report to the Company’s Corporate Secretary the number of shares required by the Senior Executive to pay the applicable taxes upon the vesting of RSAs and the exercise of stock options, in excess of the minimum statutory taxes.

Required Ownership Shares

Upon reaching the required ownership level, the Senior Executive shall certify to the Company’s Corporate Secretary that the ownership requirements have been met and the Company’s Corporate Secretary shall confirm such representation and record the number of shares required to be held by the Senior Executive based on the closing price of the shares and the Senior Executive’s current salary level on the day prior to certification by the Senior Executive (the “Required Ownership Shares”). At such time the restrictions on selling shares will no longer apply to the Senior Executive.

The Senior Executive will not be required to accumulate any shares in excess of the Required Ownership Shares so long as the Required Ownership Shares are held by the Senior Executive, regardless of changes in the price of the shares. However, the Senior Executive may only sell shares held prior to certification if, after the sale of shares, the Senior Executive will (a) still own a number of shares equal to at least the Required Ownership Shares or (b) still be in compliance with the Stock Ownership Level as of the day the shares are sold based on current share price and salary level.

Annual Review

The Compensation Committee reviews all Required Ownership Shares levels of the Senior Executives covered by the Policy on an annual basis. The PEO is responsible for ensuring compliance with this Policy.

Deviations from the Stock Ownership Policy can only be approved by the Compensation Committee or the PEO, and then only because of a personal hardship.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The following table sets forth the compensation earned by the PEO and other NEOs for services rendered to the Company and its subsidiaries for the fiscal years ended December 31, 2009, 2008 and 2007. Bonuses are paid under the Company’s applicable incentive compensation guidelines and are generally paid in the year following the year in which the bonus is earned.

SUMMARY COMPENSATION TABLE

									Change in Pension
									Value and
									Non-Qualified
							Non-Equity		Deferred
				Stock	Option		Incentive Plan		Compensation	All Other
Name and		Salary	Bonus	Awards(1)	Awards(1)		Compensation		Earnings	Compensation		Total
Principal Position	Year	($)	($)	($)	($)		($)		($)	($)		($)

Chad C. Deaton —	2009	$1,155,000	$0	$2,552,237	$2,459,240			$(2)	$12,185	$427,359	(3)	$
Principal Executive	2008	$1,155,000	$0	$2,420,494	$2,390,998		$6,383,399		$11,200	$349,002			$12,710,093
Officer	2007	$1,082,692	$0	$2,541,359	$2,163,403		$1,092,717		$10,400	$399,200			$7,289,771
Peter A. Ragauss —	2009	$618,622	$0	$1,329,078	$813,689			$(2)	$11,332	$174,602	(4)	$
Principal Financial	2008	$568,000	$0	$1,131,682	$890,022		$2,091,601		$10,300	$137,908			$4,829,513
Officer	2007	$541,154	$0	$863,710	$679,536		$451,044		$8,500	$136,200			$2,680,144
Alan R. Crain —	2009	$473,000	$0	$925,521	$599,342	(5)		$(2)	$13,345	$138,107	(6)	$
Senior Vice	2008	$473,000	$0	$861,894	$1,028,978		$1,503,595		$12,400	$127,819			$4,007,686
President and	2007	$448,077	$0	$815,080	$724,683		$372,282		$11,700	$126,800			$2,498,622
General Counsel
David H. Barr —	2009	$171,346	$0	$463,169	$485,186	(5)		$(2)	$13,346	$463,232	(7)	$
Vice President and	2008	$450,000	$0	$489,813	$479,350		$1,185,864		$12,400	$440,930			$3,058,357
Group President,	2007	$414,135	$0	$553,611	$450,055		$277,341		$11,700	$112,300			$1,819,142
Completion and Production(8)
Martin S. Craighead —	2009	$573,077	$0	$864,028	$805,561	(5)		$(2)	$11,498	$142,685	(9)	$
Senior Vice	2008	$450,000	$0	$651,186	$479,350		$732,264		$10,600	$104,830			$2,428,230
President and Chief	2007	$363,230	$0	$422,517	$354,949		$289,779		$10,065	$100,301			$1,540,841
Operating Officer(8)
John A. O’Donnell —	2009	$374,115	$0	$391,848	$340,767	(5)		$(2)	$13,340	$94,775	(10)	$
Vice President and	2008	$329,192	$0	$286,786	$163,266		$611,743		$12,418	$69,967			$1,473,372
President,	2007	$314,569	$0	$231,647	$205,800		$188,902		$11,645	$69,980			$1,022,543
Western Hemisphere Operations

(1)	RSAs valued at $29.18 per share were made on January 21, 2009. Stock option grants were made on January 21, 2009 at an exercise price of $29.18 and a SFAS 123(R) value of $10.42 per share. Stock option grants were also made on July 22, 2009 to NEOs other than Mr. Barr at an exercise price of $39.52, and a SFAS 123(R) value of $14.38 per share. For both stock and stock option grants, the value shown is what is also included in the Company’s financial statements per SFAS 123(R). See the Company’s Annual Report for the years ended December 31, 2007, 2008 and 2009 for a complete description of the SFAS 123(R) valuation.

(2)	These amounts for the 2009 fiscal year include annual performance bonuses earned under the Annual Incentive Plan by Messrs. Deaton, Ragauss, Crain, Barr, Craighead and O’Donnell in the amounts of $ , $ , $ , $ , $ and $ , respectively. In addition, these amounts include cash based awards under the 2002 D&O Plan to Messrs. Deaton, Ragauss, Crain, Craighead and O’Donnell in the amounts of $ , $ , $ , $ and $ , respectively.

(3)	Amount for 2009 includes (i) $301,583 that the Company contributed to Mr. Deaton’s SRP account, (ii) an annual perquisite allowance of $25,000, (iii) $80,413 in dividends earned on holding of Company common stock and (iv) $20,361 in life insurance premiums paid by the Company on behalf of Mr. Deaton.

(4)	Amount for 2009 includes (i) $103,918 that the Company contributed to Mr. Ragauss’ SRP account, (ii) an annual perquisite allowance of $20,000, (iii) $32,030 in dividends earned on holdings of Company common stock and (iv) $18,654 in life insurance premiums paid by the Company on behalf of Mr. Ragauss.

(5)	Because Messrs. Crain, Craighead and O’Donnell are eligible for retirement based upon their ages and years of service with the Company and, accordingly, their options will automatically vest upon retirement, the Company expenses the full value of their options upon grant for purposes of SFAS 123(R).

(6)	Amount for 2009 includes (i) $80,529 that the Company contributed to Mr. Crain’s SRP account, (ii) an annual perquisite allowance of $20,000, (iii) $19,872 in dividends earned on holdings of Company common stock and (iv) $17,706 in life insurance premiums paid by the Company on behalf of Mr. Crain.

(7)	Amount for 2009 includes (i) $36,101 that the Company contributed to Mr. Barr’s SRP account, (ii) an annual perquisite allowance of $10,000, (iii) $2,098 in dividends earned on holdings of Company common stock, (iv) $14,431 in compensation associated with vacation earned and not taken before his retirement, (v) $17,501 in life insurance premiums paid by the Company on behalf of Mr. Barr and (vi) $377,654 in consulting fees. Mr. Barr retired from the Company on April 30, 2009. The amounts we paid to Mr. Barr in connection with his retirement are discussed in the “Potential Payments Upon Termination or Change in Control” section under the heading “Retirement Agreement With David H. Barr.”

(8)	Effective April 30, 2009, Mr. Barr retired from the Company and Mr. Craighead was promoted to the position of Senior Vice President and Chief Operating Officer.

(9)	Amount for 2009 includes (i) $80,380 that the Company contributed to Mr. Craighead’s SRP account, (ii) an annual perquisite allowance of $20,000, (iii) $24,322 in dividends earned on holdings of Company common stock and (iv) $17,383 in life insurance premiums paid by the Company on behalf of Mr. Craighead.

(10)	Amount for 2009 includes (i) $51,732 that the Company contributed to Mr. O’Donnell’s SRP account, (ii) an annual perquisite allowance of $17,917, (iii) $12,444 in dividends earned on holdings of Company common stock and (iv) $12,682 in life insurance premiums paid by the Company on behalf of Mr. O’Donnell.

GRANTS OF PLAN-BASED AWARDS

This table discloses the actual numbers of stock options and RSAs granted during 2009 and the grant date fair value of these awards. It also captures potential future payouts under the Company’s non-equity and equity incentive plans.

GRANTS OF PLAN-BASED AWARDS

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant
									Number of	Number of	or Base	Date Fair
		Estimated Future Payouts Under				Estimated Future Payouts Under			Shares of	Securities	Price	Value of
		Non-Equity Incentive Plan Awards(1)				Equity Incentive Plan Awards			Stock or	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum		Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)		(#)	(#)	(#)	(#)(2)	(#)	($/Sh)(3)	Awards

Chad C Deaton	7/22/2009	$173,250	$693,000	—	(4)	—	—	—	9,248	107,583	$39.52	$1,912,524
	1/21/2009	$637,500	$2,550,000	$5,100,000					72,824	109,941	$29.18	$3,270,590

Peter A Ragauss	7/22/2009	$67,491	$269,963	—	(4)	—	—	—	4,651	37,194	$39.52	$718,657
	1/21/2009	$208,750	$835,000	$1,670,000					21,419	32,336	$29.18	$961,948

Alan R. Crain	7/22/2009	$44,343	$177,372	—	(4)	—	—	—	2,059	23,946	$39.52	$425,715
	1/21/2009	$141,900	$567,600	$1,135,200					16,210	24,472	$29.18	$728,006

David H. Barr	7/22/2009	$12,115	$48,462	—	(4)	—	—	—	0	0	$0	$0
	1/21/2009	$0	$0	$0					0	46,563	$29.18	$485,186

Martin S Craighead	7/22/2009	$61,442	$245,769	—	(4)	—	—	—	7,652	39,149	$39.52	$865,370
	1/21/2009	$191,250	$765,000	$1,530,000					15,422	23,282	$29.18	$692,612

John A O’Donnell	7/22/2009	$26,816	$107,266	—	(4)	—	—	—	2,325	15,262	$39.52	$311,352
	1/21/2009	$82,500	$330,000	$660,000					7,711	11,641	$29.18	$346,306

(1)	Target value potential payout amounts shown on the first line represent amounts under the Annual Incentive Plan and discretionary bonuses Expected Value performance. If threshold levels of performance are not met, then the payout can be zero. Amounts shown on the second line represent amounts under the 2008 — 2010 Long-Term Performance Unit Awards, which awards are paid in cash.

(2)	Amounts shown represent the number of shares granted in 2009 for RSAs.

(3)	Our practice is that the exercise price for each stock option is the fair market value on the date of grant. Under our long-term incentive program, fair market value is the closing stock price on the day before the date of grant.

(4)	There is no maximum amount that may be earned under an Annual Incentive Plan award other than the stockholder approved maximum dollar limitation of $4,000,000 per award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009 for the PEO and each NEO. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $40.48 a share (the closing market price of the Company’s stock on December 31, 2009).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
								Equity Incentive
							Equity Incentive	Plan Awards:
	Number of	Number of					Plan Awards:	Market or Payout
	Securities	Securities			Number of	Market Value	Number of	Value of
	Underlying	Underlying			Shares or	of Shares or	Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock	Units, or Other	Units, or Other
	Options (#)	Options (#)	Exercise Price	Expiration	that Have Not	that Have Not	Rights that Have	Rights that Have
Name	Exercisable	Unexercisable	($)	Date(1)	Vested (#)(2)	Vested ($)	Not Vested (#)	Not Vested ($)

Chad C. Deaton	0	107,583	$39.52	7/22/2019	119,897	$4,853,431
	0	109,941	$29.18	1/21/2019
	14,349	28,699	$77.20	8/11/2018
	15,764	31,529	$69.92	1/23/2018
	36,666	18,334	$82.28	7/25/2017
	28,394	14,198	$68.54	1/24/2017
	45,887	0	$80.73	7/27/2016
	45,887	0	$75.06	1/25/2016
	90,000	0	$56.21	7/27/2015
	90,000	0	$42.60	1/26/2015
	75,000	0	$43.39	10/25/2014

Peter A. Ragauss	0	37,194	$39.52	7/22/2019	51,682	$2,092,087
	0	32,336	$29.18	1/21/2019
	4,175	8,351	$77.20	8/11/2018
	4,586	9,175	$69.92	1/23/2018
	8,830	4,415	$82.28	7/25/2017
	8,830	4,415	$68.54	1/24/2017
	15,025	0	$80.73	7/27/2016
	47,734	0	$75.93	4/26/2016

Alan R. Crain	0	23,946	$39.52	7/22/2019	32,900	$1,331,792
	0	24,472	$29.18	1/21/2019
	3,274	6,550	$77.20	8/11/2018
	3,597	7,196	$69.92	1/23/2018
	7,647	3,824	$82.28	7/25/2017
	6,307	3,154	$68.54	1/24/2017
	13,500	0	$80.73	7/27/2016
	10,500	0	$75.06	1/25/2016
	5,500	0	$56.21	7/27/2015
	5,500	0	$42.60	1/26/2015
	2,792	0	$35.81	1/28/2014
	3,418	0	$29.25	1/29/2013

David H. Barr	46,563	0	$29.18	4/30/2014	0	$0
	9,716	0	$77.20	4/30/2014
	10,674	0	$69.92	4/30/2014
	10,191	0	$82.28	4/30/2014
	8,181	0	$68.54	4/30/2014
	7,870	0	$80.73	4/30/2014
	7,870	0	$75.06	4/30/2014
	4,917	0	$56.21	4/30/2014

	Option Awards				Stock Awards
								Equity Incentive
							Equity Incentive	Plan Awards:
	Number of	Number of					Plan Awards:	Market or Payout
	Securities	Securities			Number of	Market Value	Number of	Value of
	Underlying	Underlying			Shares or	of Shares or	Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock	Units, or Other	Units, or Other
	Options (#)	Options (#)	Exercise Price	Expiration	that Have Not	that Have Not	Rights that Have	Rights that Have
Name	Exercisable	Unexercisable	($)	Date(1)	Vested (#)(2)	Vested ($)	Not Vested (#)	Not Vested ($)

Martin S. Craighead	0	39,149	$39.52	7/22/2019	37,312	$1,510,390
	0	23,282	$29.18	1/21/2019
	3,238	6,478	$77.20	8/11/2018
	3,557	7,117	$69.92	1/23/2018
	6,543	3,267	$82.28	7/25/2017
	2,266	1,134	$67.16	3/30/2017
	2,927	1,464	$68.54	1/24/2017
	4,133	0	$80.73	7/27/2016
	3,543	0	$75.06	1/25/2016
	7,500	0	$56.21	7/27/2015
	4,800	0	$42.60	1/26/2015
	8,800	0	$39.23	7/28/2014

John A. O’Donnell	0	15,262	$39.52	7/22/2019	15,653	$633,633
	0	11,641	$29.18	1/21/2019
	1,140	2,282	$77.20	8/11/2018
	1,166	2,333	$69.92	1/23/2018
	2,826	1,414	$82.28	7/25/2017
	2,821	1,411	$68.54	1/24/2017
	3,543	0	$80.73	7/27/2016
	3,543	0	$75.06	1/25/2016
	5,000	0	$56.21	7/27/2015
	2,200	0	$42.60	1/26/2015
	3,667	0	$39.23	7/28/2014

(1)	Each option grant has a ten-year term. However, David H. Barr retired from employment with us on April 30, 2009. Pursuant to the terms of his stock options, the period during which David H. Barr may exercise his stock options was reduced to the period ending on April 30, 2014 as a result of his retirement. Each option vests pro rata as to one-third of the option grant beginning on the first anniversary of grant date.

(2)	The vesting dates of RSAs for the PEO and other NEOs are included as footnotes to the “Security Ownership of Management” table in this Proxy Statement.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2009 for the persons named in the Summary Compensation Table above.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Chad C. Deaton	0	$0	35,569	$1,317,218
Peter A. Ragauss	0	$0	11,205	$384,016
Alan R. Crain	0	$0	12,788	$414,636
David H. Barr	0	$0	13,457	$432,022
Martin S. Craighead	0	$0	8,932	$311,007
John A. O’Donnell	0	$0	5,806	$213,707

PENSION BENEFITS

The following table discloses the years of credited service of, present single-sum value of the accrued benefits for, and payments during the last fiscal year to each of the PEO and other NEOs under the Pension Plan.

PENSION BENEFITS

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal Year
Name	Plan Name	(#)	Benefit ($)	($)

Chad C. Deaton	Pension Plan	5	$53,531	$0
Peter A. Ragauss	Pension Plan	3	$33,614	$0
Alan R. Crain	Pension Plan	8	$79,537	$0
David H. Barr	Pension Plan	7	$81,063	$0
Martin S. Craighead	Pension Plan	8	$60,578	$0
John A. O’Donnell	Pension Plan	8	$81,886	$0

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings and balances to each of the PEO and other NEOs under the SRP that provides for compensation deferral on a non-tax-qualified basis.

NONQUALIFIED DEFERRED COMPENSATION

		Registrant		Aggregate
	Executive	Contribution	Aggregate	Withdrawals/	Aggregate
	Contributions	in Last FY	Earnings in	Distributions	Balance at
Name	in Last FY ($)	($)	Last FY ($)	($)	Last FYE ($)

Chad C. Deaton	$462,190	$301,583	$230,398	$0	$3,692,703
Peter A. Ragauss	$76,692	$103,918	$137,726	$0	$542,873
Alan R. Crain	$54,577	$80,529	$48,181	$0	$1,210,177
David H. Barr	$22,699	$36,101	$3,186	$0	$1,906,789
Martin S. Craighead	$124,495	$80,380	$104,052	$0	$956,416
John A. O’Donnell	$64,180	$51,732	$25,251	$0	$521,235

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement With Chad C. Deaton

We have an employment agreement with Mr. Chad C. Deaton, dated as of October 25, 2004 and amended and restated effective January 1, 2009. The term of the employment agreement expires on October 25, 2010, with automatic one-year renewals unless Mr. Deaton or we provide a notice not to extend the employment agreement at least thirteen months prior to the then current expiration date.

Termination of Employment Due to Death or Disability

During the term of the employment agreement and for a period of two years following termination of the employment agreement, Mr. Deaton is prohibited from (i) engaging in competition (as defined in the employment agreement) with us and (ii) soliciting our customers, employees and consultants.

Upon the termination of Mr. Deaton’s employment due to his disability or death:

a.	we will pay him or his beneficiary a lump sum in cash equal to one-half his then base salary for each year (prorated for partial years) during the remaining term of the employment agreement; and

b.	we will pay him or his beneficiary a lump sum in cash equal to his expected value incentive bonus for the year of termination.

For this purpose, Mr. Deaton will be deemed to have a “disability,” if as a result of his incapacity due to physical or mental illness, (i) he is absent from the full-time performance of his duties with us for 90 days during any period of 12 consecutive months or (ii) it is reasonably certain that the disability will last for more than that period, and within 30 days after we give written notice of termination to Mr. Deaton he does not return to the performance of his duties with us on a full-time basis.

If Mr. Deaton’s employment were to have been terminated on December 31, 2009, due to death or disability (as defined in the employment agreement), we estimate that the value of the payments and benefits described in clauses (a) and (b) above he would have been eligible to receive is as follows: (a) $1,058,500 and (b) $1,386,000 , with an aggregate value of $2,444,500.

Termination of Employment by Mr. Deaton for Good Reason or by Us Without Cause

Upon the termination of Mr. Deaton’s employment by him for good reason or by us without cause, we will pay him:

a.	a lump sum cash payment in an amount equal to two times his then base salary;

b.	a lump sum cash payment equal to Mr. Deaton’s Highest Bonus Amount (as defined below), prorated to the date of termination (in lieu of any bonus payment that would have otherwise been due under the Annual Incentive Plan for such year);

c.	for the remainder of the term of the employment agreement, continuation of executive perquisites (other than executive life insurance);

d.	for the remainder of the term of the employment agreement, continuation of medical insurance benefits at active employee premium rates(1);

(1)	The value of this benefit is calculated as the aggregate premium amounts Mr. Deaton would be required to pay for such coverage under the Company’s premium rate structure in effect on December 31, 2009 for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) minus the aggregate premium amounts Mr. Deaton would be required to pay for such coverage under the employment agreement.

e.	a lump sum payment equivalent to the monthly basic life insurance premium applicable to Mr. Deaton’s basic life insurance coverage on the date of termination multiplied by the number of months remaining in the term of the employment agreement;

f.	for the remainder of the term of the employment agreement, continued employer contributions to the SRP; and

g.	a lump sum payment equal to the amount of interest that would be earned on any of the foregoing payments subject to a six-month payment delay under Section 409A using the six-month London Interbank Offered Rate plus two percentage points.

However, the foregoing benefits are not payable if Mr. Deaton is entitled to benefits under his Change in Control Agreement discussed below.

“Good reason” as defined in the employment agreement includes: (i) the assignment to Mr. Deaton of any duties inconsistent with his position (including status, office, title and reporting requirements), authorities, duties or other responsibilities; (ii) the relocation of Mr. Deaton’s principal place of employment to a location more than fifty (50) miles from his principal place of employment on October 25, 2004; or (iii) a material breach by us of any provision of the employment agreement.

“Cause” as defined in the employment agreement includes: (i) the conviction of Mr. Deaton of an act of fraud, embezzlement, theft or other criminal act constituting a felony; (ii) a material breach by Mr. Deaton of any provision of the employment agreement; (iii) the failure by Mr. Deaton to perform any and all covenants contained in the employment agreement dealing with conflicts of interest, competition, solicitation and disclosure of confidential information; or (iv) a material breach by Mr. Deaton of our Standards of Ethical Conduct. Cause shall not exist unless and until we have delivered to Mr. Deaton a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of our Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Mr. Deaton and an opportunity for Mr. Deaton, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Mr. Deaton was guilty of the conduct set forth above and specifying the particulars thereof in detail.

Mr. Deaton’s “Highest Bonus Amount” is the average of his three highest bonus amounts received by him for each of our five fiscal years immediately preceding his employment termination date. “Bonus amount” means the sum of (a) the amount of the annual incentive bonus, if any, paid in cash by us under the Annual Incentive Plan to or for the benefit of Mr. Deaton for services rendered during one of our fiscal years and (b) the amount of the discretionary bonus or other bonus, if any, paid in cash by us outside of the Annual Incentive Plan, to or for the benefit of Mr. Deaton for services rendered during the same fiscal year. Mr. Deaton’s bonus amount is determined by including any portion thereof that he could have received in cash in lieu of any elective deferrals under the Supplemental Retirement Plan, our Thrift Plan or our section 125 cafeteria plan.

If Mr. Deaton’s employment were to have been terminated by him for good reason or by us (or our successor) without cause on December 31, 2009, we estimate that the value of the payments and benefits described in clauses (a) through (g) above he would have been eligible to receive is as follows: (a) $2,310,000, (b) $1,841,884, (c) $45,833, (d) $20,823, (e) $8,436, (f) $730,023 and (g) $119,949 with an aggregate value of $5,076,948.

Termination of Employment by Mr. Deaton Without Good Reason or by Us for Cause

If Mr. Deaton’s employment is terminated by him for any reason other than a good reason or by us for cause, he is to receive only those vested benefits to which he is entitled under the terms of the employee benefit plans in which he is a participant as of the date of termination and a lump sum amount in cash equal to the sum of his base salary through the date of termination and any accrued vacation pay, in each case to the extent not theretofore paid.

Change in Control Agreements

The Change in Control Agreements we have entered into with each of the Senior Executives provide for payment of certain benefits to them as a result of their terminations of employment following, or in connection with, a Change in Control.

Payments in the Event of a Change in Control

The Change in Control Agreements provide for full vesting of all stock options and other equity incentive awards upon the occurrence of a Change in Control. If a Change in Control were to have occurred on December 31, 2009, whether or not the Senior Executive incurred a termination of employment in connection with the Change in Control, all of the Senior Executive’s then outstanding options to acquire our stock would have become immediately exercisable, and all of his then outstanding Restricted stock awards and equity based compensatory performance awards would have become fully vested and nonforfeitable.

We (or our successor) must pay the Senior Executive an amount (a “gross-up” payment) in respect of excise taxes that may be imposed under the “golden parachute” rules on payments and benefits received in connection with the Change in Control. The gross-up payment would make the Senior Executive whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received pursuant to all the Company’s plans, agreements and arrangements (including for example, acceleration of vesting of equity awards).

We (or our successor) must reimburse the Senior Executive for any legal fees and expenses incurred by him in seeking in good faith to enforce the Change in Control Agreement or in connection with any tax audit or proceeding relating to the application of parachute payment excise taxes to any payment or benefit under the Change in Control Agreement.

Chad C. Deaton

Mr. Deaton’s options to purchase an aggregate of 310,284 of our shares, with a value of $40.48 per share, would have become fully exercisable on December 31, 2009, if a Change of Control were to have occurred on that date. Under the terms of Mr. Deaton’s stock options, he would have to pay an aggregate of $14,361,481 to purchase these shares. Mr. Deaton’s options with respect to 217,524 of our shares were in-the-money (per share stock value greater than per share exercise price) as of December 31, 2009. The maximum value of the accelerated vesting of these in-the-money options would have been $1,345,613 ($40.48 per share value on December 31, 2009 multiplied by 217,524 of our shares subject to the options minus $7,459,759, the aggregate exercise price for the options).

The substantial risk of forfeiture restrictions applicable to 119,897 shares of our stock granted to Mr. Deaton would have lapsed on December 31, 2009, if a Change of Control were to have occurred on that date. The maximum value of this accelerated vesting of Mr. Deaton’s restricted stock awards would have been $4,853,431 ($40.48 per share value on December 31, 2009, multiplied by 119,897 of our shares subject to Mr. Deaton’s unvested Restricted stock awards).

We estimate that if a Change in Control were to have occurred on December 31, 2009, but Mr. Deaton had not incurred a termination of employment, the value of the parachute payment tax gross-up payment that would have been due by us (or our successor) to Mr. Deaton is $0.

Peter A. Ragauss

Mr. Ragauss’ options to purchase an aggregate of 95,886 of our shares, with a value of $40.48 per share, would have become fully exercisable on December 31, 2009, if a Change of Control were to have occurred on that date. Under the terms of Mr. Ragauss’ stock options, he would have to pay an aggregate of $4,365,555 to purchase these shares. Mr. Ragauss’ options with respect to 69,530 of our shares were in-the-money (per share stock value greater than per share exercise price) as of December 31, 2009. The maximum value of the accelerated vesting of these in-the-money options would have been $401,103 ($40.48 per share value on December 31, 2009, multiplied by 69,530 of our shares subject to the options minus $2,413,471, the aggregate exercise price for the options).

The substantial risk of forfeiture restrictions applicable to 51,682 shares of our stock granted to Mr. Ragauss would have lapsed on December 31, 2009, if a Change of Control were to have occurred on that date. The maximum value of this accelerated vesting of Mr. Ragauss’ restricted stock awards would have been $2,092,087 ($40.48 per share value on December 31, 2009, multiplied by 51,682 of our shares subject to Mr. Ragauss’ unvested restricted stock awards).

We estimate that if a Change in Control were to have occurred on December 31, 2009, but Mr. Ragauss had not incurred a termination of employment, the value of the parachute payment tax gross-up payment that would have been due by us (or our successor) to Mr. Ragauss is $0.

Alan R. Crain

Mr. Crain’s options to purchase an aggregate of 69,142 of our shares, with a value of $40.48 per share, would have become fully exercisable on December 31, 2009, if a Change of Control were to have occurred on that date. Under the terms of Mr. Crain’s stock options, he would have to pay an aggregate of $3,200,057 to purchase these shares. Mr. Crain’s options with respect to 48,418 of our shares were in-the-money (per share stock value greater than per share exercise price) as of December 31, 2009. The maximum value of the accelerated vesting of these in-the-money options would have been $299,522 (per share stock value greater than per share exercise price) as of December 31, 2009 ($40.48 per share value on December 31, 2009, multiplied by 48,418 of our shares subject to the options minus $1,660,439, the aggregate exercise price for the options).

The substantial risk of forfeiture restrictions applicable to 32,900 shares of our stock granted to Mr. Crain would have lapsed on December 31, 2009, if a Change of Control were to have occurred on that date. The maximum value of this accelerated vesting of Mr. Crain’s restricted stock awards would have been $1,331,792 ($40.48 per share value on December 31, 2009, multiplied by 32,900 of our shares subject to Mr. Crain’s unvested restricted stock awards).

We estimate that if a Change in Control were to have occurred on December 31, 2009, but Mr. Crain had not incurred a termination of employment, the value of the parachute payment tax gross-up payment that would have been due by us (or our successor) to Mr. Crain is $0.

David H. Barr

Mr. Barr retired from employment with us on April 30, 2009. The amounts we paid to Mr. Barr in connection with his retirement are discussed below under the heading “Retirement Agreement With David H. Barr.”

Martin S. Craighead

Mr. Craighead’s options to purchase an aggregate of 81,891 of our shares, with a value of $40.48 per share would have become fully exercisable on December 31, 2009, if a Change of Control were to have occurred on that date. Under the terms of Mr. Craighead’s stock options, he would have to pay an aggregate of $3,669,570 to purchase these shares. Mr. Craighead’s options with respect to 62,431 of our shares were in-the-money (per share stock value greater than per share exercise price) as of December 31, 2009. The maximum value of the accelerated vesting of these in-the-money options would have been $300,670 ($40.48 per share value on December 31, 2009, multiplied by 62,431 of our shares subject to the options minus $2,226,537, the aggregate exercise price for the options).

The substantial risk of forfeiture restrictions applicable to 37,312 shares of our stock granted to Mr. Craighead would have lapsed on December 31, 2009, if a Change of Control were to have occurred on that date. The maximum value of this accelerated vesting of Mr. Craighead’s restricted stock awards would have been $1,510,390 ($40.48 per share value on December 31, 2009, multiplied by 37,312 of our shares subject to Mr. Craighead’s unvested restricted stock awards).

We estimate that if a Change in Control were to have occurred on December 31, 2009, but Mr. Craighead had not incurred a termination of employment, the value of the parachute payment tax gross-up payment that would have been due by us (or our successor) to Mr. Craighead is $0.

John A. O’Donnell

Mr. O’Donnell’s options to purchase an aggregate of 34,343 of our shares, with a value of $40.48 per share would have become fully exercisable on December 31, 2009, if a Change of Control were to have occurred on that date. Under the terms of Mr. O’Donnell’s stock options, he would have to pay an aggregate of $1,459,186 to purchase these shares. Mr. O’Donnell’s options with respect to 26,903 of our shares were in-the-money (per share stock value greater than per share exercise price) as of December 31, 2009. The maximum value of the accelerated vesting of these in-the-money options would have been $146,194 ($40.48 per share value on December 31, 2009, multiplied by 26,903 of our shares subject to the options minus $942,839, the aggregate exercise price for the options).

The substantial risk of forfeiture restrictions applicable to 15,653 shares of our stock granted to Mr. O’Donnell would have lapsed on December 31, 2009, if a Change of Control were to have occurred on that date. The maximum value of this accelerated vesting of Mr. O’Donnell’s restricted stock awards would have been $633,633 ($40.48 per share value on December 31, 2009, multiplied by 15,653 of our shares subject to Mr. O’Donnell’s unvested restricted stock awards).

We estimate that if a Change in Control were to have occurred on December 31, 2009, but Mr. O’Donnell had not incurred a termination of employment, the value of the parachute payment tax gross-up payment that would have been due by us (or our successor) to Mr. O’Donnell is $0.

Payments in the Event of a Change in Control and Termination of Employment by the Senior Executive for Good Reason or by the Company or its Successor Without Cause

Pursuant to the Change in Control Agreements, the Company (or its successor) pays severance benefits to a Senior Executive if the Senior Executive’s employment is terminated following, or in connection with, a Change in Control and during the term unless: (i) the Senior Executive resigns without good reason; (ii) the Company terminates the employment of the Senior Executive for cause or (iii) the employment of the Senior Executive is terminated by reason of death or disability.

Under the Change in Control Agreements “good reason” includes: (i) the assignment to the Senior Executive of any duties or responsibilities which are substantially diminished from those in effect immediately prior to the Change in Control; (ii) a reduction in the Senior Executive’s base salary; (iii) the relocation of the Senior Executive’s principal place of employment to a location more than 50 miles from the Senior Executive’s principal place of employment immediately prior to the Change in Control or our requiring the Senior Executive to be based anywhere other than such principal place of employment; (iv) our failure to pay the Senior Executive any portion of his current compensation or to pay him any portion of an installment of deferred compensation within seven days of the date the payment is due; (v) our failure to continue in effect any compensation plan in which the Senior Executive participated immediately prior to the Change in Control which is material to his total compensation or (vi) our failure to continue to provide the Senior Executive with benefits substantially similar to those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, or disability plans in which he was participating immediately prior to the Change in Control, or our taking any action that would materially reduce any of such benefits or deprive the Senior Executive of any material fringe benefit or perquisite enjoyed by the Senior Executive, or our failure to provide the Senior Executive with the number of paid vacation days to which he is entitled.

Under the Change in Control Agreements “cause” includes: (i) the willful and continued failure by the Senior Executive to substantially perform his duties or (ii) the willful engaging by the Senior Executive in conduct which is materially injurious to us or our affiliates.

Under the Change in Control Agreements “disability” means the Senior Executive’s incapacity due to physical or mental illness that has caused the Senior Executive to be absent from full-time performance of his duties with us for a period of six consecutive months.

If the Senior Executive meets the criteria for payment of severance benefits due to termination of employment following a Change in Control during the term as described above, he will receive the following benefits in addition to any benefits he is due under the Company’s employee benefit plans and equity and incentive compensation plans, the value of accelerated vesting of equity based compensation and other benefits described above under the heading “Payments in the Event of a Change in Control”:

a.	a lump sum payment equal to three times the Senior Executive’s Highest Base Salary;

b.	a lump sum payment equal to the Senior Executive’s Highest Bonus Amount, prorated based upon the number of days of his service during the performance period (reduced by any payments received by the Senior Executive under the Company’s Annual Incentive Plan, as amended, in connection with the Change in Control if the Senior Executive’s termination of employment occurs during the same calendar year in which the Change in Control occurs);

c.	a lump sum payment equal to three times the greater of (i) the Senior Executive’s Highest Bonus Amount or (ii) the Senior Executive’s Highest Base Salary multiplied by the Senior Executive’s applicable multiple, which is 1.20; .80; .75; .70; and .70 for Messrs. Deaton, Ragauss; Crain; Craighead and O’Donnell, respectively;

d.	continuation of accident and health insurance benefits for an additional three years(2);

e.	a lump sum payment equal to the sum of (i) the cost of the Senior Executive’s perquisites in effect prior to his termination of employment for the remainder of the calendar year and (ii) the cost of the Senior Executive’s perquisites in effect prior to his termination of employment for an additional three years;

f.	a lump sum payment equal to the undiscounted value of the benefits the Senior Executive would have received had he continued to participate in the Thrift Plan, the Pension Plan and the SRP for an additional three years, assuming for this purpose that:

(1)	the Senior Executive’s compensation during that three-year period were his Highest Base Salary and Highest Bonus Amount, and

(2)	the Senior Executive’s contributions to and accruals under those plans remained at the levels in effect as of the date of the Change in Control or the date of termination, whichever is greater;

g.	eligibility for our retiree medical program if the Senior Executive would have become entitled to participate in that program had he remained employed for an additional three years(3);

h.	a lump sum payment equivalent to 36 multiplied by the monthly basic life insurance premium applicable to the Senior Executive’s basic life insurance coverage on the date of termination;

i.	a lump sum payment of $30,000 for outplacement services;

j.	an additional amount (a “gross-up” payment) in respect of excise taxes that may be imposed under the “golden parachute” rules on payments and benefits received in connection with the Change in Control. The gross-up payment would make the officer whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received pursuant to all the Company’s plans, agreements and arrangements (including for example, acceleration of vesting of equity awards); and

k.	a lump sum payment equal to the amount of interest that would be earned on any of the foregoing payments subject to a six-month payment delay under Section 409A using the six-month London Interbank Offered Rate plus two percentage points.

We (or our successor) must also reimburse the Senior Executive for any legal fees and expenses incurred by him (i) in disputing in good faith any issue relating to his termination of employment, (ii) in seeking in good faith to

(2) The value of this benefit is calculated (i) for the first 18 months of continuation coverage as the aggregate premium amounts the NEO would be required to pay for such coverage under the Company’s premium rate structure in effect on December 31, 2009 for continuation coverage under COBRA minus the aggregate premium amounts he would be required to pay for such coverage under the Change in Control Agreement and (ii) for the remaining 18 months of continuation coverage as the value of such medical benefit coverage utilizing the assumptions applied under Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (SFAS 106).
(3) The value of this benefit is the aggregate value of the medical coverage utilizing the assumptions applied under Statement of Financial Accounting Standards No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions (SFAS 106).

enforce the Change in Control Agreement or (iii) in connection with any tax audit or proceeding relating to the application of parachute payment excise taxes to any payment or benefit under the Change in Control Agreement.

If the Senior Executive’s employment were to have been terminated by him for Good Reason or by us (or our successor) without Cause in connection with a Change of Control on December 31, 2009, and a Change of Control were to have occurred on that date, we estimate that the value of the payments and benefits described in clauses (a) through (j) above that he would have been eligible to receive is as follows:

Payment or Benefit	Chad C. Deaton	Peter A. Ragauss	Alan R. Crain	Martin S. Craighead	John. A. O’Donnell

Clause(a)	$3,465,000	$1,950,000	$1,419,000	$1,950,000	$1,200,000
Clause(b)	$1,148,884	$272,175	$328,124	$67,924	$146,042
Clause(c)	$5,525,652	$1,620,114	$1,516,497	$1,365,000	$840,000
Clause(d)	$48,977	$63,599	$63,599	$63,599	$51,766
Clause(e)	$75,000	$60,000	$60,000	$60,000	$53,751
Clause(f)	$1,231,729	$473,865	$403,660	$400,096	$280,267
Clause(g)	$0	$0	$23,700	$0	$0
Clause(h)	$13,805	$6,789	$5,659	$5,378	$3,980
Clause(i)	$30,000	$30,000	$30,000	$30,000	$30,000
Clause(j)(4)	$7,001,901	$2,693,092	$0	$2,286,917	$0
Clause(k)	$279,209	$107,237	$91,439	$94,245	$62,063
Accelerated exercisability of stock options	$1,345,613	$401,103	$299,522	$300,670	$146,194
Accelerated vesting of restricted stock award	$4,853,431	$2,092,087	$1,331,792	$1,510,390	$633,633
Payment in settlement of performance unit awards under the 2002 D&O Plan	$5,782,548	$1,769,741	$1,297,829	$1,258,406	$551,735
Pro-rata Annual Incentive Plan bonus	$693,000	$267,863	$177,375	$283,973	$105,875
TOTAL	$31,494,749	$11,807,665	$7,048,196	$9,676,598	$4,105,306

Mr. Barr retired from employment with us on April 30, 2009. The amounts we paid to Mr. Barr in connection with his retirement are discussed below under the heading “Retirement Agreement With David H. Barr.”

Baker Hughes Incorporated Executive Severance Plan

On November 1, 2002, we adopted an executive severance program, the Baker Hughes Incorporated Executive Severance Plan (the “Executive Severance Plan”) for our executives who are classified by us as United States executive salary grade system employees, including the Senior Executives. The Executive Severance Plan provides for payment of certain benefits to each of these executives as a result of an involuntary termination of employment provided that (i) the executive signs a release agreement substantially similar to the form of release agreement set forth in the Executive Severance Plans, (ii) during the two-year period commencing on the executive’s date of termination of employment he complies with the noncompetition and nonsolicitation agreements contained in the Executive Severance Plan and (iii) the executive does not disclose our confidential information. Any amounts payable under the Executive Severance Plan are reduced by the amount of any severance payments payable to the Senior Executive by us under any other plan, program or individual contractual arrangement.

(4) The estimated value of all parachute payment tax gross-up payments was calculated utilizing the highest marginal tax rates.

Payments in the Event of a Termination of Employment by the Senior Executive for Good Reason or by the Company or its Successor Without Cause

We (or our successor) will pay severance benefits to a Senior Executive if he incurs an Involuntary Termination. “Involuntary Termination” means the complete severance of a Senior Executive’s employment relationship with us: (i) because his position is eliminated; (ii) because he and we agree to his resignation of his position at our request; (iii) which occurs in conjunction with, and during the period that begins 90 days before and ends 180 days after, an acquisition, merger, spin-off, reorganization (either business or personnel), facility closing or discontinuance of the operations of the divisions in which he is employed; or (iv) for any other reason which is deemed an Involuntary Termination by us.

An Involuntary Termination does not include: (i) a termination for cause; (ii) a transfer of employment among us and our affiliates; (iii) a temporary absence, such as a Family and Medical Leave Act leave or a temporary layoff in which the Senior Executive retains entitlement to re-employment; (iv) the Senior Executive’s death, disability or Retirement (as defined in the Executive Severance Plan); or (v) a voluntary termination by the employee.

If the Senior Executive meets the criteria for payment of severance benefits due to an Involuntary Termination, we (or our successor) will pay him the following benefits in addition to any benefits he is due under our employee benefit plans and equity and incentive compensation plans:

a.	a lump sum payment equal to one and one-half times the Senior Executive’s annual base salary in effect immediately prior to his termination of employment; and

b.	outplacement services for a period of 12 months, but not in excess of $10,000.

If Mr. Deaton were to have incurred an Involuntary Termination by him on December 31, 2009, he would have been eligible to receive no benefits under the Severance Plan since the amount of the severance benefits payable under his employment agreement exceeds the amount of the severance benefits payable under the Severance Plan.

If Messrs. Ragauss, Crain, Craighead and O’Donnell were to have incurred Involuntary Terminations on December 31, 2009, we estimate that the value of the payments and benefits described in clauses (a) and (b) above would be as follows:

Payment or Benefit	Peter A. Ragauss	Alan R. Crain	Martin S. Craighead	John A. O’Donnell

Clause(a)	$975,000	$709,500	$975,000	$600,000
Clause(b)	$10,000	$10,000	$10,000	$10,000
TOTAL	$985,000	$719,500	$985,000	$610,000

Mr. Barr retired from employment with us on April 30, 2009. The amounts we paid to Mr. Barr in connection with his retirement are discussed below under the heading “Retirement Agreement With David H. Barr.”

Equity Compensation Awards

We have granted restricted stock awards, stock options, performance awards and performance stock units under the 2002 D&O Plan to Messrs. Deaton, Ragauss, Crain, Barr, Craighead and O’Donnell as well as other Executives.

Restricted Stock Awards

Full Vesting of Restricted Stock Awards Upon a Change in Control

If a change in control as defined in the Change in Control Agreements or as defined in the 2002 D&O Plan (a “2002 D&O Plan Change in Control”) were to have occurred on December 31, 2009, prior to the Senior Executive’s termination of employment with us, all of the Senior Executive’s then outstanding restricted stock awards granted by us would have become fully vested and nonforfeitable. For each Senior Executive, the number of shares with respect to which the forfeiture restrictions would have lapsed and the value of this accelerated vesting is specified above under the subheading “Payments in the Event of a Change in Control” under the heading “Change in Control Agreements.”

For purposes of awards granted on or after July 24, 2008, the term “2002 D&O Plan Change in Control” has the same meaning as “Change in Control” for purposes of the Change in Control Agreements (discussed above under the heading “Change in Control Agreements” in the section entitled “Compensation Discussion and Analysis.”

For purposes of awards granted prior to July 24, 2008, a 2002 D&O Plan Change in Control is deemed to occur if:

•	the individuals who are incumbent directors (within the meaning of the 2002 D&O Plan) cease for any reason to constitute a majority of the members of our Board of Directors;

•	the consummation of a merger of us or our affiliate with another entity, unless the individuals and entities who were the beneficial owners of our voting securities outstanding immediately prior to such merger own, directly or indirectly, at least 55 percent of the combined voting power of the voting securities of us, the surviving entity or the parent of the surviving entity outstanding immediately after such merger;

•	the consummation of a merger of us or our affiliate with another entity, unless the individuals who comprise our Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity surviving the merger or any parent thereof (or a majority plus one member where such board is comprised of an odd number of members);

•	any person becomes a beneficial owner, directly or indirectly, of our securities representing 30 percent or more of the combined voting power of our then outstanding voting securities (not including any securities acquired directly from us or our affiliates);

•	a sale or disposition of all or substantially all of our assets is consummated (an “asset sale”), unless (i) the individuals and entities who were the beneficial owners of our voting securities immediately prior to such asset sale own, directly or indirectly, 55 percent or more of the combined voting power of the voting securities of the entity that acquires such assets in such asset sale or its parent immediately after such asset sale in substantially the same proportions as their ownership of our voting securities immediately prior to such asset sale; or (ii) the individuals who comprise our Board of Directors immediately prior to such asset sale constitute a majority of the board of directors or other governing body of either the entity that acquired such assets in such asset sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors); or

•	our stockholders approve a plan of complete liquidation or dissolution of us.

Full Vesting of Restricted Stock Awards Upon Termination of Employment by the Senior Executive for Good Reason or By Us Without Cause in Connection with a Potential Change in Control

If on December 31, 2009, (i) we terminated the employment of a Senior Executive without cause prior to a 2002 D&O Plan Change in Control or (ii) the Senior Executive terminated his employment with us for good reason and, in the case of (i) or (ii), the event or circumstance occurred at the request or direction of the person who entered into an agreement with us, the consummation of which would constitute a 2002 D&O Plan Change in Control or is otherwise in connection with or in anticipation of a 2002 D&O Plan Change in Control, then all of the Senior Executive’s then outstanding restricted stock awards granted by us would have become fully vested and nonforfeitable.

For this purpose the term “good reason” as defined in the 2002 D&O Plan includes: (i) the assignment to the Senior Executive of any duties inconsistent with the status of the Senior Executive’s position with us or a substantial adverse alteration in the nature or status of the Senior Executive’s responsibilities from those in effect immediately prior to the 2002 D&O Plan Change in Control; (ii) a reduction in the Senior Executive’s base salary; (iii) the relocation of the Senior Executive’s principal place of employment to a location more than 50 miles from the Senior Executive’s principal place of employment immediately prior to the 2002 D&O Plan Change in Control or our requiring the Senior Executive to be based anywhere other than such principal place of employment; (iv) our failure to pay the Senior Executive any portion of his current compensation or to pay him any portion of an installment of deferred compensation within seven days of the date the payment is due; (v) our failure to continue in effect any compensation plan in which the Senior Executive participated immediately prior to the 2002 D&O Plan Change in

Control which is material to his total compensation or (vi) our failure to continue to provide the Senior Executive with benefits substantially similar to those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, or disability plans in which he was participating immediately prior to the 2002 D&O Plan Change in Control, or our taking any action that would materially reduce any of such benefits or deprive the Senior Executive of any material fringe benefit or perquisite enjoyed by the Senior Executive, or our failure to provide the Senior Executive with the number of paid vacation days to which he is entitled.

For this purpose, the term “cause” as defined in the 2002 D&O Plan includes: (i) the willful and continued failure by the Senior Executive to substantially perform his duties or (ii) the willful engaging by the Senior Executive in conduct which is materially injurious to us or our affiliates.

For each Senior Executive, the number of shares with respect to which the forfeiture restrictions would have lapsed and the value of this accelerated vesting is specified above under the subheading “Payments in the Event of a Change in Control” under the heading “Change in Control Agreements.”

Pro Rata Vesting of Restricted Stock Awards Upon Termination of Employment in Connection with the Sale of a Business Unit

If (i) on December 31, 2009 we or one of our affiliates sold a business unit, (ii) on December 31, 2009 the Senior Executive’s employment with us terminated in connection with the sale and (iii) the sale did not constitute a 2002 D&O Plan Change in Control, a pro-rata portion of the Senior Executive’s then outstanding restricted stock awards granted by us would have become vested and nonforfeitable. The forfeiture restrictions would have lapsed as to that number of shares of restricted stock that were subject to forfeiture restrictions on December 31, 2009, multiplied by the applicable reduction factor, the number of days during the period commencing on the date of grant of the award and ending on December 31, 2009, divided by the number of days the Senior Executive would be required to work to achieve full vesting under the normal vesting provisions of the award.

Chad C. Deaton

The substantial risk of forfeiture restrictions applicable to 49,888 shares of our stock granted to Mr. Deaton would have lapsed on December 31, 2009, if (i) on December 31, 2009, we or one of our affiliates sold a business unit, (ii) on December 31, 2009, Mr. Deaton’s employment with us terminated in connection with the sale and (iii) the sale did not constitute a 2002 D&O Plan Change in Control. The maximum value of this accelerated vesting of Mr. Deaton’s restricted stock awards would have been $2,019,466 ($40.48 per share value on December 31, 2009, multiplied by the number of our shares subject to each of Mr. Deaton’s unvested restricted stock awards, multiplied by the applicable reduction factors for the awards).

Peter A. Ragauss

The substantial risk of forfeiture restrictions applicable to 27,543 shares of our stock granted to Mr. Ragauss would have lapsed on December 31, 2009, if (i) on December 31, 2009, we or one of our affiliates sold a business unit, (ii) on December 31, 2009, Mr. Ragauss’ employment with us terminated in connection with the sale and (iii) the sale did not constitute a 2002 D&O Plan Change in Control. The maximum value of this accelerated vesting of Mr. Ragauss’ restricted stock awards would have been $1,114,941 ($40.48 per share value on December 31, 2009, multiplied by the number of our shares subject to each of Mr. Ragauss’ unvested restricted stock awards, multiplied by the applicable reduction factors for the awards).

Alan R. Crain

The substantial risk of forfeiture restrictions applicable to 16,579 shares of our stock granted to Mr. Crain would have lapsed on December 31, 2009, if (i) on December 31, 2009, we or one of our affiliates sold a business unit, (ii) on December 31, 2009, Mr. Crain’s employment with us terminated in connection with the sale and (iii) the sale did not constitute a 2002 D&O Plan Change in Control. The maximum value of this accelerated vesting of Mr. Crain’s restricted stock awards would have been $671,118 ($40.48 per share value on December 31, 2009, multiplied by the number of our shares subject to each of Mr. Crain’s unvested restricted stock awards, multiplied by the applicable reduction factors for the awards).

David H. Barr

Mr. Barr retired from employment with us on April 30, 2009. The amounts we paid to Mr. Barr in connection with his retirement are discussed below under the heading “Retirement Agreement With David H. Barr.”

Martin S. Craighead

The substantial risk of forfeiture restrictions applicable to 16,456 shares of our stock granted to Mr. Craighead would have lapsed on December 31, 2009, if (i) on December 31, 2009, we or one of our affiliates sold a business unit, (ii) on December 31, 2009, Mr. Craighead’s employment with us terminated in connection with the sale and (iii) the sale did not constitute a 2002 D&O Plan Change in Control. The maximum value of this accelerated vesting of Mr. Craighead’s restricted stock awards would have been $666,139 ($40.48 per share value on December 31, 2009, multiplied by the number of our shares subject to each of Mr. Craighead’s unvested restricted stock awards, multiplied by the applicable reduction factors for the awards).

John A. O’Donnell

The substantial risk of forfeiture restrictions applicable to 6,090 shares of our stock granted to Mr. O’Donnell would have lapsed on December 31, 2009, if (i) on December 31, 2009, we or one of our affiliates sold a business unit, (ii) on December 31, 2009, Mr. O’Donnell’s employment with us terminated in connection with the sale and (iii) the sale did not constitute a 2002 D&O Plan Change in Control. The maximum value of this accelerated vesting of Mr. O’Donnell’s restricted stock awards would have been $246,523 ($40.48 per share value on December 31, 2009, multiplied by the number of our shares subject to each of Mr. O’Donnell’s unvested restricted stock awards, multiplied by the applicable reduction factors for the awards).

Full Vesting of Restricted Stock Awards Upon the Senior Executive’s Termination of Employment Due to His Disability or His Death

If the Senior Executive had terminated employment with us on December 31, 2009 due to death or due to disability, all of his then outstanding restricted stock awards granted by us would have become fully vested and nonforfeitable. For this purpose a Senior Executive is treated as having incurred a disability if he qualifies for long-term disability benefits under our long-term disability program. For each Senior Executive, the number of shares with respect to which the forfeiture restrictions would have lapsed and the value of this accelerated vesting is specified above under the subheading “Payments in the Event of a Change in Control” under the heading “Change in Control Agreements.”

Stock Options

Full Vesting of Stock Options Upon A Change in Control

If a change in control (as defined in the Change in Control Agreements or the 2002 D&O Plan) were to have occurred on December 31, 2009, all of the then outstanding stock options granted by us to the Senior Executives would have become fully vested and exercisable. For each Senior Executive, the number of our shares for which the options would have become fully exercisable is specified above under the subheading “Payments in the Event of a Change in Control” under the heading “Change in Control Agreements.”

Full Vesting of Stock Options Upon Termination of Employment in Connection With a Change in Control or Upon Sale of a Business Unit

If a 2002 D&O Plan Change in Control had occurred on December 31, 2009, and the Senior Executive had terminated employment with us for good reason (as defined in the 2002 D&O Plan) on December 31, 2009 or we had terminated the Senior Executive’s employment with us on December 31, 2009 for reasons other than cause (as defined in the 2002 D&O Plan) in connection with a change in control all of the then outstanding stock options granted by us to the Senior Executive would have become fully exercisable. If on December 31, 2009, we or one of our affiliates sold a business unit that employed the Senior Executive, all of the Senior Executive’s then outstanding stock options would have become fully exercisable. For each Senior Executive, the number of shares for which the options would have become fully exercisable is specified above under the subheading “Payments in the Event of a Change in Control” under the heading “Change in Control Agreements.”

Full Vesting of Stock Options Upon Retirement of Senior Executive

If the Senior Executive had terminated employment on December 31, 2009, and the sum of his age and years of service with us equaled at least 65, all of the Senior Executive’s then outstanding stock options granted by us would have become fully vested and exercisable.

Messrs. Deaton and Ragauss are not yet eligible to retire for purposes of their outstanding stock options.

If Mr. Crain had terminated employment with us on December 31, 2009 due to retirement his options to purchase an aggregate of 69,142 our shares, with a value of $40.48 per share would have become fully exercisable on December 31, 2009. Under the terms of Mr. Crain’s stock options, he would have to pay an aggregate of $3,200,057 to purchase these shares. Mr. Crain’s options with respect to 48,418 of our shares were in-the-money (per share stock value greater than per share exercise price) as of December 31, 2009. The maximum value of the accelerated vesting of these in-the-money options would have been $299,522 (per share stock value greater than per share exercise price) as of December 31, 2009 ($40.48 per share value on December 31, 2009), multiplied by 48,418 of our shares subject to the options minus $1,660,439, the aggregate exercise price for the options).

Mr. Barr retired from employment with us on April 30, 2009. The amounts we paid to Mr. Barr in connection with his retirement are discussed below under the heading “Retirement Agreement With David H. Barr.”

If Mr. Craighead had terminated employment with us on December 31, 2009 due to retirement his options to purchase an aggregate of 81,891 of our shares, with a value of $40.48 per share would have become fully exercisable on December 31, 2009. Under the terms of Mr. Craighead’s stock options, he would have to pay an aggregate of $3,669,570 to purchase these shares. Mr. Craighead’s options with respect to 62,431 of our shares were in-the-money (per share stock value greater than per share exercise price) as of December 31, 2009. The maximum value of the accelerated vesting of these in-the-money options would have been $300,670 ($40.48 per share value on December 31, 2009, multiplied by 62,431 of our shares subject to the options minus $2,226,537, the aggregate exercise price for the options).

If Mr. O’Donnell had terminated employment with us on December 31, 2009 due to retirement his options to purchase an aggregate of 34,343 of our shares, with a value of $40.48 per share would have become fully exercisable on December 31, 2009. Under the terms of Mr. O’Donnell’s stock options, he would have to pay an aggregate of $1,459,189 to purchase these shares. Mr. O’Donnell’s options with respect to 26,903 of our shares were in-the-money (per share stock value greater than per share exercise price) as of December 31, 2009. The maximum value of the accelerated vesting of these in-the-money options would have been $146,194 ($40.48 per share value on December 31, 2009), multiplied by 26,903 of our shares subject to the options minus $942,839, the aggregate exercise price for the options).

Full Vesting of Stock Options Upon Termination of Employment Due to Death or Disability of the Senior Executive

If the Senior Executive had terminated employment on December 31, 2009, due to the disability of the Senior Executive (as determined by the 2002 D&O Plan committee) or due to the death of the Senior Executive, all of the Senior Executive’s then outstanding stock options granted by us would have become fully vested and exercisable. For each Senior Executive, the number of our shares for which stock options would have become fully exercisable and the value of the accelerated vesting of the options if on December 31, 2009 the Senior Executive terminated employment with us due to his death or disability is specified above under the heading “Full Vesting of Stock Options Upon a Change in Control.”

Performance Unit Awards

Pro Rata Payment of Performance Unit Awards Upon a Change in Control

If a 2002 Change in Control were to have occurred on December 31, 2009, prior to the Senior Executive’s termination of employment with us, we, or our successor, would have paid the Senior Executive, in cash, an amount equal to $100 multiplied by the number of performance units specified in the Senior Executive’s performance unit award agreement, multiplied by the number of days during the performance period through December 30, 2009 divided by the number of days during the performance period. The amounts we or our successor would have paid are $5,782,548, $1,769,741, $1,297,829, $1,258,406, and $551,735 for Messrs. Deaton, Ragauss, Crain, Craighead and O’Donnell, respectively.

Mr. Barr retired from the Company on April 30, 2009 and accordingly would not receive any amounts under his performance unit awards as a result of a change of control. As discussed below under the heading “Retirement Agreement With David H. Barr,” we did agree to vest certain of Mr. Barr’s performance units in connection with his retirement.

Pro Rata Payment of Performance Unit Awards Upon Termination of Employment by the Senior Executive for Good Reason or By Us Without Cause in Connection with a Potential Change in Control

If on December 31, 2009, (i) we terminated the employment of a Senior Executive without cause (within the meaning of the 2002 D&O Plan) prior to a 2002 D&O Plan Change in Control, or (ii) the Senior Executive terminated his employment with us for good reason (within the meaning of the 2002 D&O Plan) and, in the case of (i) or (ii), the circumstance or event occurred at the request or direction of the person who entered into an agreement with us the consummation of which would constitute such a change in control or is otherwise in connection with or in anticipation of such a change in control, we would have paid the Senior Executive, in cash, an amount equal to $100 multiplied by the number of performance units specified in the Senior Executive’s performance unit award agreement, multiplied by the number of days during the performance period through December 30, 2009 divided by the number of days during the performance period.

The amounts we would have paid the Senior Executives are specified above under the heading “Pro Rata Payment of Performance Unit Awards Upon a Change in Control.”

Pro Rata Payment of Performance Unit Awards Upon the Senior Executive’s Termination of Employment Due to His Disability or His Death

If the Senior Executive had terminated employment with us on December 31, 2009 due to disability or death prior to the last day of the performance period we would have paid him in a single sum in cash an amount equal to $100 multiplied by the number of performance units specified in the Senior Executive’s performance unit award agreement, multiplied by the number of days during the performance period through December 31, 2009, divided by the number of days during the performance period.

The Senior Executive is treated as having incurred a disability for this purpose if he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months receiving income replacement benefits for a period of not less than three months under our accident and health plan.

If the Senior Executives had terminated employment with us on December 31, 2009 due to disability or death we would have paid, in single sums in cash, $5,790,245, $1,772,115 $1,299,557, $1,260,215 and $552,501 for Messrs. Deaton, Ragauss, Crain, Craighead and O’Donnell, respectively.

Pro Rata Payment of Performance Unit Awards Upon the Senior Executive’s Termination of Employment Due to His Retirement

If the Senior Executive had terminated employment with us on December 31, 2009 due to his retirement prior to the last day of the performance period, we would have paid in a single sum in cash an amount equal to the applicable performance unit value multiplied by the number of performance units specified in the Senior Executive’s performance unit award agreement, multiplied by the number of days during the performance period through December 30, 2009, divided by the number of days during the performance period.

The Senior Executive is treated as having retired for this purpose if he terminates employment with us after the sum of his age and years of service with us is at least 65.

Messrs. Deaton and Ragauss are not yet eligible to retire for purposes of their outstanding performance unit awards.

If Mr. Crain had terminated employment with us on December 31, 2009 due to retirement and the threshold level of performance is not achieved for the performance unit award granted to him on January 24, 2007 and the expected value level of performance is achieved for the performance unit awards granted to him on January 23, 2008 and March 31, 2009, we would pay Mr. Crain, in cash, at the normal payment dates specified in the awards, the sums of $0 and $484,921 and $188,670 in complete settlement of his performance unit award granted under the 2002 D&O Plan on January 24, 2007, January 23, 2008 and March 31, 2009, respectively, for a total of $613,591.

Mr. Barr retired from employment with us on April 30, 2009. The amounts we paid to Mr. Barr in connection with his retirement are discussed below under the heading “Retirement Agreement With David H. Barr.”

If Mr. Craighead had terminated employment with us on December 31, 2009 due to retirement and the threshold level of performance is not achieved for the performance unit award granted to him on January 24, 2007 and the expected value level of performance is achieved for the performance unit awards granted to him on January 23, 2008 and March 31,2009, we would pay Mr. Craighead, in cash, at the normal payment dates specified in the awards, the sums of $0 and $479,592 and $254,286 in complete settlement of his performance unit award granted under the 2002 D&O Plan on January 24, 2007, January 23, 2008 and March 31, 2009, respectively, for a total of $733,878.

If Mr. O’Donnell had terminated employment with us on December 31, 2009 due to retirement and the threshold level of performance is not achieved for the performance unit award granted to him on January 24, 2007 and the expected value level of performance is achieved for the performance unit awards granted to him on January 23, 2008 and March 31, 2009, we would pay Mr. O’Donnell, in cash, at the normal payment dates specified in the awards, the sums of $0 and $157,200 and $109,692 in complete settlement of his performance unit award granted under the 2002 D&O Plan on January 24, 2007, January 23, 2008 and March 31, 2009, respectively, for a total of $266,892.

Baker Hughes Incorporated Supplemental Retirement Plan

Under the SRP the Senior Executives may elect to defer portions of their compensation. We also provide additional credits under the SRP to supplement the benefits provided under our qualified retirement plans. We will pay the benefits due the Senior Executives under the SRP in accordance with the Senior Executives’ payment selections.

Accelerated Vesting Upon Termination of Senior Executive’s Termination of Employment Due to His Retirement

If the Senior Executive had terminated employment with us on December 31, 2009 due to his retirement, he would have had a fully nonforfeitable interest in his Company base thrift deferral account, Company pension deferral account and Company discretionary deferral account under the SRP. For this purpose, “retirement” means termination of employment with us on or after (i) attaining the age of 65 or (ii) attaining the age of 55 and completing ten years of service with us.

Messrs. Deaton, Ragauss, Crain and Craighead are not yet eligible to retire for purposes of the SRP. However, due to their years of service with us Messrs. Deaton, Crain and Craighead have fully vested interests in all of their accounts under the SRP. Mr. O’Donnell would have been eligible to retire on December 31, 2009 for purposes of the SRP. Due to his years of service, Mr. O’Donnell already had a fully vested interest in all of his accounts under the SRP as of December 31, 2009.

Mr. Barr retired from employment with us on April 30, 2009. Due to his years of service, Mr. Barr had a fully vested interest in all of his accounts under the SRP. The value of Mr. Barr’s SRP accounts as of April 30, 2009 was $1,894,681.

Accelerated Vesting Upon Termination of Senior Executive’s Termination of Employment Due to His Death or Disability

If the Senior Executive had terminated employment with us on December 31, 2009 due to his death or his disability, he would have had a fully nonforfeitable interest in his company base thrift deferral account, company pension deferral account and company discretionary deferral account under the SRP without regard to his tenure with us. For this purpose, a Senior Executive has a disability if he is eligible for benefits under our long-term disability plan.

Messrs. Deaton, Ragauss, Crain, Barr, Craighead and O’Donnell have fully vested interests in all of their accounts under the SRP.

Payments Under the SRP Due to Termination of Employment of Senior Executive for Reason Other Than Retirement or Death

If the Senior Executive had terminated employment with us on December 31, 2009 due to his resignation (rather than due to his retirement or disability) he would have been entitled to receive his then vested interest in his accounts under the SRP. The estimated values of the Senior Executives’ vested interests in their SRP accounts as of December 31, 2009 are $3,692,703, $542,873 $1,210,177, $956,416 and $521,235, for Messrs. Deaton, Ragauss, Crain, Craighead and O’Donnell, respectively. Mr. Barr retired from employment with us on April 30, 2009. Due to his years of service, Mr. Barr had a fully vested interest in all of his accounts under the SRP. The value of Mr. Barr’s SRP accounts as of April 30, 2009 was $1,894,681.

Retirement Agreement With David H. Barr

We entered into a retirement agreement with David H. Barr dated February 25, 2009. Mr. Barr retired from employment with us on April 30, 2009. Under Mr. Barr’s retirement agreement, in consideration of Mr. Barr’s signing a release of claims against us and his provision of consulting services for us through October 31, 2010, the substantial risk of forfeiture restrictions applicable to 5,984 of our shares subject to restricted stock awards granted by us under the 2002 D&O Plan lapsed on April 30, 2009. Under the terms and conditions of the stock options granted by us to Mr. Barr, as a result of Mr. Barr’s retirement on April 30, 2009 his options to purchase an aggregate of 28,978 shares became fully exercisable on April 30, 2009. Under the terms of such stock options Mr. Barr would have to pay an aggregate of $2,205,451 to purchase these shares. The maximum value of the accelerated vesting of the options was the per share value of our common stock on April 30, 2009, $35.58, multiplied by 75,541 of our shares subject to the options minus $2,205,451, the aggregate exercise price for the options. Under the terms and conditions of Mr. Barr’s performance units granted on January 24, 2007 and January 23, 2008, Mr. Barr forfeited 1,213 of the 5,403 performance units granted on January 24, 2007. Mr. Barr also forfeited 4,014 of the 7,200 of the performance units granted on January 23, 2008. Assuming that the expected value level of performance is achieved for the performance unit granted on January 23, 2008, on          (the normal payment date specified in the award), we will pay to Mr. Barr, in cash, the sum of $318,600 in complete settlement of the performance unit award. Mr. Barr will receive a prorated annual incentive bonus for the 2009 performance period in the aggregate amount of $          . We transferred to Mr. Barr his corporate country club membership. We estimate that the value of this benefit is approximately $          . For the period commencing on May 1, 2009 and ending on October 31, 2010, Mr. Barr will perform consulting services for us for a fee of $39,500 per month.

DIRECTOR COMPENSATION

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s independent non-management directors during the fiscal year ended 2009. For a description of the fees and other awards payable to the Company’s directors, please refer to the section titled “Corporate Governance — Board of Directors” contained elsewhere in this proxy statement.

					Non-Equity
					Incentive Plan	All Other
	Fees Earned or		Stock Awards	Option Awards	Compensation	Compensation
Name	Paid in Cash ($)		($)(1, 2)	($)(1, 2)	($)	($)	Total ($)

Larry D. Brady	$112,500		$	$	$0	$0	$
Clarence P. Cazalot, Jr.	$100,000		$	$	$0	$0	$
Edward P. Djerejian	$85,000		$	$	$0	$0	$
Anthony G. Fernandes	$100,000	(3)	$	$	$0	$0	$
Claire W. Gargalli	$93,750		$	$	$0	$0	$
Pierre H. Jungels	$85,000		$	$	$0	$0	$
James A. Lash	$90,000		$	$	$0	$0	$
James F. McCall(4)	$28,171		$	$	$0	$0	$
J. Larry Nichols	$100,000		$	$	$0	$0	$
H. John Riley, Jr.	$110,000	(3)	$	$	$0	$0	$
Charles L. Watson	$85,000		$	$	$0	$0	$

(1)	For both stock and stock option grants, the value shown is what is also included in the Company’s financial statements per SFAS 123(R). See the Company’s Annual Report for the years ended December 31, 2009 for a complete description of the SFAS 123(R) valuation.

(2)	The following table shows the aggregate number of stock awards and options awards outstanding for each director as of December 31, 2009 as well as the grant date fair value of stock awards and option grants made during 2009:

Grant Date Fair
	Aggregate Stock	Aggregate Option	Value of Stock
	Awards Outstanding	Awards Outstanding as	and Option Awards
Name	as of December 31	of December 31	made during 2009

Larry D. Brady			$
Clarence P. Cazalot, Jr.			$
Edward P. Djerejian			$
Anthony G. Fernandes			$
Claire W. Gargalli			$
Pierre H. Jungels			$
James A. Lash			$
James F. McCall(4)			$
J. Larry Nichols			$
H. John Riley, Jr.			$
Charles L. Watson			$

(3)	Messrs. Fernandes and Riley previously elected to have their fees deferred and thus the amounts shown above were paid to their deferred compensation accounts pursuant to the Director Compensation Deferral Plan (discussed below).

(4)	Effective April 23, 2009, James F. McCall retired from the Board of Directors.

The Baker Hughes Incorporated Director Compensation Deferral Plan, as amended and restated effective January 1, 2009 (the “Deferral Plan”), is intended to provide a means for members of our Board of Directors to defer compensation otherwise payable and provide flexibility with respect to our compensation policies. Under the provisions of the Deferral Plan, directors may elect to defer income with respect to each calendar year. The compensation deferrals may be stock option-related deferrals or cash-based deferrals.

COMPENSATION COMMITTEE REPORT

The Compensation Committee held five meetings during fiscal year 2009. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

H. John Riley, Jr. (Chairman)
Edward P. Djerejian
Claire W. Gargalli
Pierre H. Jungels
J. Larry Nichols

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Riley (Chairman), Djerejian, Jungles, Nichols and Ms. Gargalli, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company’s Board of Directors.

AUDIT/ETHICS COMMITTEE REPORT

The Audit/Ethics Committee is comprised of five members, each of whom is independent, as defined by the standards of the NYSE, the rules of the SEC, and under the Company’s policy for director independence (“Policy for Director Independence”). Under the Charter of the Audit/Ethics Committee (attached as Annex C to this Proxy Statement), the Audit/Ethics Committee assists the Board of Directors in overseeing matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the Company, the performance of the Company’s internal audit function and the review and pre-approval of the current year audit and non-audit fees with the Company’s Independent Registered Public Accounting Firm. The Audit/Ethics Committee also oversees the Company’s policies with respect to risk assessment and risk management and compliance programs relating to legal and regulatory requirements.

During the year ended December 31, 2009, the Audit/Ethics Committee held nine meetings and otherwise met and communicated with management and with Deloitte & Touche LLP, the Company’s Independent Registered Public Accounting Firm for 2009. Deloitte & Touche discussed with the Audit/Ethics Committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.” The Audit/Ethics Committee also discussed with Deloitte & Touche its independence from the Company and received the written disclosures and the letter from Deloitte & Touche concerning independence as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit/Ethics Committee also reviewed the provision of services by Deloitte & Touche not related to the audit of the Company’s financial statements and not related to the review of the Company’s interim financial statements as it pertains to the independence of Deloitte & Touche. Deloitte & Touche also periodically reported the progress of its audit of the effectiveness of the Company’s internal control over financial reporting.

The Audit/Ethics Committee reviewed and discussed with management the Company’s financial results prior to the release of earnings. In addition, the Audit/Ethics Committee reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche the interim financial information included in the March 31, 2009, June 30, 2009 and September 30, 2009 Form 10-Qs prior to their being filed with the SEC. The Audit/Ethics Committee also reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2009 with management, the Company’s internal auditors and Deloitte & Touche. Deloitte & Touche informed the Audit/Ethics Committee that the Company’s audited financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America. The Audit/Ethics Committee also monitored and reviewed the Company’s procedures and policies relating to the requirements of Section 404 of the Sarbanes-Oxley Act and related regulations.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit/Ethics Committee, the Audit/Ethics Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Anthony G. Fernandes (Chairman)
Larry D. Brady
Clarence P. Cazalot, Jr.
James A. Lash
J. Larry Nichols

PROPOSAL NO. 2
RATIFICATION OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit/Ethics Committee has selected the firm of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm to audit the Company’s books and accounts for the year ending December 31, 2010. Deloitte & Touche served as our Independent Registered Public Accounting Firm for fiscal year 2009. While the Audit/Ethics Committee is responsible for the appointment, compensation, retention, termination and oversight of the Independent Registered Public Accounting Firm, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Deloitte & Touche as our principal Independent Registered Public Accounting Firm. If the stockholders fail to ratify the selection, the Audit/Ethics Committee will reconsider whether to retain Deloitte & Touche and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit/Ethics Committee may, in its discretion, direct the appointment of a different Independent Registered Public Accounting Firm at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

Deloitte & Touche’s representatives will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2010.

FEES PAID TO DELOITTE & TOUCHE LLP

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte Entities”) billed or will bill the Company or its subsidiaries for the aggregate fees set forth in the table below for services provided during 2009 and 2008. These amounts include fees paid or to be paid by the Company for (i) professional services rendered for the audit of the Company’s annual financial statements, review of quarterly financial statements and audit services related to the effectiveness of the Company’s internal control over financial reporting, (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and (iii) professional services rendered for tax compliance, tax advice, and tax planning.

	2009	2008
	(In millions)	(In millions)

Audit fees	$	$11.6
Audit-related fees		1.6
Tax fees		0.8
Total	$	$14.0

Audit fees include fees related to the audit of the Company’s annual financial statements, review of quarterly financial statements and audit services related to the effectiveness of the Company’s internal control over financial reporting. Audit-related fees consist primarily of attestation services related to business restructurings and services associated with our debt offering.

Tax fees are primarily for the preparation of income, payroll, value added and various other miscellaneous tax returns in 25 of the more than 90 countries where the Company operates. The Company also incurs local country tax advisory services in these countries. Examples of these kinds of services are assistance with audits by the local country tax authorities, acquisition and disposition advice, consultation regarding changes in legislation or rulings and advice on the tax effect of other structuring and operational matters.

In addition to the above services and fees, Deloitte Entities provide audit and other services to various Company sponsored employee benefit plans which fees are incurred by and paid by the respective plans. Fees paid to Deloitte Entities for these services totaled approximately $      million in 2009 and $0.2 million in 2008.

Pre-Approval Policies and Procedures

The Audit/Ethics Committee has adopted guidelines for the pre-approval of audit and permitted non-audit services by the Company’s Independent Registered Public Accounting Firm. The Audit/Ethics Committee will consider annually and, if appropriate, approve the provision of audit services by its Independent Registered Public Accounting Firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit/Ethics Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement with estimated non-audit fees of $15,000 or more that does not fit within the definition of a pre-approved service are presented to the Chairman of the Audit/Ethics Committee for pre-approval. The Chairman of the Audit/Ethics Committee will report any specific approval of services at its next regular meeting. The Audit/Ethics Committee will review a summary report detailing all services being provided to the Company by its Independent Registered Public Accounting Firm. All of the fees and services described above under “audit fees,” “audit-related fees” and “tax fees” were approved under the Guidelines for Pre-Approval of Audit and Non-Audit Fees of the Independent Registered Public Accounting Firm and pursuant to Section 202 of SOX.

PROPOSAL NO. 3,
MANAGEMENT PROPOSAL NO. 1
REGARDING THE APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE
OF INCORPORATION THAT WOULD ENABLE 25% OF OUR STOCKHOLDERS TO CALL SPECIAL MEETINGS

Stockholders are being asked to approve an amendment to our Certificate of Incorporation that would enable the holders of 25% or more of our outstanding stock to require the Secretary of the Company to call special meetings of stockholders to vote on business proposed by those holders (the “Charter Amendment”). Currently, Article Ninth of our Certificate of Incorporation only permits the Board or an authorized committee of the Board to call special meetings.

In determining whether to recommend the Charter Amendment to stockholders, the Board and its Governance Committee considered whether stockholders should be empowered to require the Company to call special meetings and, if so, what percentage of stockholders should possess this authority. On the one hand, the ability of stockholders to have special meetings called is increasingly considered an important aspect of corporate governance for U.S. public companies because it allows stockholders to unilaterally present proposals for stockholder action between annual meetings. On the other hand, if our stockholders can require the Company to call special meetings, such meetings can divert the attention of our directors, officers and employees away from performing their primary functions of oversight of the Company, managing the Company and carrying out their operational responsibilities, respectively. In addition, if the Company were ever in negotiations to sell itself, our Board may have less bargaining power in negotiating with a would-be acquiror to obtain the best price for our stockholders because the acquiror would have the option of asking the stockholders to cause a special meeting to be called in order to replace the incumbent directors with the acquiror’s nominees, who may be willing to pursue a sale at a price that is less than their predecessors would have supported. Additionally, such special meetings can cost the Company to incur potentially significant legal, printing and mailing costs typically associated with providing notice of, and holding, a special meeting.

The Board and its Governance Committee determined that the Charter Amendment strikes a proper balance among these factors by requiring that a stockholder proposal to call a special meeting be supported by the holders of 25% of the Company stock outstanding. This requirement ensures that the Company will incur the costs and disruptions associated with calling and holding a special meeting only if a significant portion of our stockholders support holding the special meeting. Accordingly, the Board, based in part on the recommendation of its Governance Committee, adopted the Charter Amendment, declared it advisable and recommends that the stockholders vote in favor of its adoption.

The Board has also adopted corresponding amendments to the Company’s Bylaws (the “Bylaw Amendments”) that would become effective if and when the Charter Amendment becomes effective. The Charter Amendment provides that the stockholders’ ability to require the Company to call a special meeting is subject to the provisions set forth in the Bylaws, as amended from time to time. Among other things, the Bylaw Amendments establish certain requirements that must be satisfied by stockholders who wish to have a special meeting called and specify the types of business that may be transacted at the special meeting. The requirements set forth in the Bylaw Amendments may be amended in the future by either the Board or by the holders of a majority of the voting power of the Company’s stock entitled to vote in the election of directors. Future changes to the Charter Amendment would require both Board and stockholder approval.

If the Charter Amendment is approved at the Annual Meeting, the Company will file a certificate of amendment containing the Charter Amendment with the Secretary of State of the State of Delaware. The Board has adopted resolutions providing that the Bylaw Amendments would also become effective at the time of that filing. Annex A is marked to show the proposed changes to the current Certificate of Incorporation that would be enacted by the Charter Amendment. The description of the Charter Amendment set forth in this proxy statement is qualified in its entirety by reference to the actual provisions set forth in Annex A. We urge you to read the Annex carefully.

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock is required for the approval of this proposal. Abstentions and broker non-votes (if any) will have the same effect as votes “against” this proposal.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR approval of Management Proposal No. 1 regarding the Approval of an Amendment to our Certificate of Incorporation that would enable 25% of our Stockholders to Call Special Meetings.

PROPOSAL NO. 4,
STOCKHOLDER PROPOSAL NO. 1 REGARDING
MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS

The following proposal was submitted to Baker Hughes by the United Brotherhood of Carpenters Pension Fund (with an address of 101 Constitution Avenue, N.W., Washington D.C. 20001) who is the owner of 4,728 shares of the Company’s Common Stock, and is included in this Proxy Statement in compliance with SEC rules and regulations. The proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Director Election Majority Vote Standard Proposal

Resolved:  That the shareholders of Baker Hughes Incorporated (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Baker Hughes presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are ’withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, Baker Hughes has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote AGAINST approval of Stockholder Proposal No. 1 regarding a Majority Vote Standard for Director Elections.

ANNUAL REPORT

The 2009 Annual Report on Form 10-K of the Company (the “Annual Report”), which includes audited financial statements for the fiscal year ended December 31, 2009, accompanies this Proxy Statement only if you have requested that a copy of this Proxy Statement be mailed to you. The Annual Report also is available electronically by following the instructions in the E-Proxy Notice, as described in the “Proxy Statement — Information About the Notice of Internet Availability of Proxy Materials” section of this Proxy Statement. However, the Annual Report is not part of the proxy soliciting information.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by Baker Hughes under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit/Ethics Committee Report” (to the extent permitted by the rules of the SEC) as well as the annexes to this Proxy Statement, will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2011 Annual Meeting must be received by the Company by November 14, 2010 to be properly brought before the 2011 Annual Meeting and to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting. Such proposals should be mailed to the Company’s Corporate Secretary, c/o Baker Hughes Incorporated, 2929 Allen Parkway, Suite 2100, Houston, Texas 77019. Nominations of directors by stockholders must be received by the Chairman of the Governance Committee of the Company’s Board of Directors, P.O. Box 4740, Houston, Texas 77210-4740 or the Corporate Secretary, c/o Baker Hughes Incorporated, 2929 Allen Parkway, Suite 2100, Houston, Texas 77019 between October 15, 2010 and November 14, 2010 to be properly nominated before the 2011 Annual Meeting, although the Company is not required to include such nominees in its Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

ANNEX A

NOTE:  For convenience, Annex A reflects the changes that will be made, should Proposal No. 3 be approved, by striking through the text to be deleted and underlining the text that would be added to supplement or replace the current text. The actual Certificate of Amendment to be filed would not include the deleted text.

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
BAKER HUGHES INCORPORATED

Baker Hughes Incorporated (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that Article NINTH of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

NINTH:  Subject to the terms of any class or series of Preferred Stock, ~~Special~~ special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by (i) the Board of Directors, or by a (ii) an authorized committee of the Board of Directors, ~~which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings.~~ or (iii) the Secretary of the Corporation following the Secretary’s receipt of written requests to call a meeting from the holders of 25% of the voting power of the capital stock outstanding and entitled to vote on the business proposed to be conducted who have delivered such requests in accordance with and subject to the provisions of the bylaws of the Corporation (as amended from time to time), including any limitations set forth in the bylaws of the Corporation on the ability to make such a request for such a special meeting. Except as required by law or provided by the terms of any class or series of Preferred Stock, Special special meetings of stockholders of the Corporation may not be called by any other person or persons.

A-1

PRELIMINARY COPY
BAKER HUGHES INCORPORATED
P.O. Box 4740, Houston, TX 77210-4740
Proxy For Annual Meeting of Stockholders
This Proxy Is Solicited On Behalf Of The Board of Directors
The undersigned hereby revokes any proxy previously given and appoints Chad C. Deaton and Alan R. Crain as Proxies, each with the full power to appoint a substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Baker Hughes Incorporated held of record by the undersigned on February 25, 2010 at the Annual Meeting of Stockholders to be held on April 29, 2010 or any reconvened meeting after an adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES ON PROPOSALS 1-A AND 1-B, FOR THE RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010, FOR MANAGEMENT PROPOSAL NO. 1 REGARDING THE APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION THAT WOULD ENABLE 25% OF OUR STOCKHOLDERS TO CALL SPECIAL MEETINGS AND AGAINST STOCKHOLDER PROPOSAL NO. 1 REGARDING MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS. IF ANY OTHER MATTER SHOULD BE PRESENTED PROPERLY, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED HEREIN.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

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PRELIMINARY COPY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4	Please mark your votes as indicated in this example	☒
MANAGEMENT RECOMMENDS A VOTE AGAINST PROPOSAL 4

		FOR	WITHHOLD	*EXCEPTIONS			FOR	WITHHOLD	*EXCEPTIONS
		ALL	FOR ALL				ALL	FOR ALL				FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1-A	ELECTION OF DIRECTORS (if merger is completed prior to the Annual Meeting)	☐	☐	☐	1-B	ELECTION OF DIRECTORS (if merger is not completed prior to the Annual Meeting)	☐	☐	☐	2.	Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2010	☐	☐	☐	4.	Stockholder Proposal No. 1 regarding Majority Vote Standard for Director Elections	☐	☐	☐

	01 Larry D. Brady	07 Pierre H. Jungels				01 Larry D. Brady	07 Pierre H. Jungels			3.	Management Proposal No. 1 regarding the Approval of an Amendment to our Certificate of Incorporation that would Enable 25% of our Stockholders to Call Special Meetings	☐	☐	☐	5.	Such other business as may properly come before the meeting and any reconvened meeting after an adjournment thereof
	02 Clarence P. Cazalot	08 James A. Lash				02 Clarence P. Cazalot	08 James A. Lash
	03 Chad C. Deaton	09 J. Larry Nichols				03 Chad C. Deaton	09 J. Larry Nichols
	04 Edward P. Djerejian	10 H. John Riley, Jr.				04 Edward P. Djerejian	10 H. John Riley, Jr.
	05 Anthony G. Fernandes	11 Charles L. Watson				05 Anthony G. Fernandes	11 Charles L. Watson
	06 Claire W. Gargalli	12 J.W. Stewart				06 Claire W. Gargalli
13 James L. Payne
INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee’s name in the space provided below)						INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee’s name in the space provided below)

*Exceptions						*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date:	, 2010
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF THE INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Use of the Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

BAKER HUGHES INCORPORATED
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/bhi or www.bakerhughes.com/investor/information/arlist.htm

INTERNET
http://www.proxyvoting.com/bhi
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use of the Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.